Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

REGIS CORPORATION,

SUPER C GROUP, LLC,

ASG HOLDINGS, LLC,

AND

VISION CUTS, LLC,

SAAW PROJECT, LLC,

AND

VGP II LLC

DECEMBER 19, 2024

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex	Description

Annex A	Certain Defined Terms

Exhibit	Description

Exhibit A	Accounting Principles
Exhibit B	Earnout Accounting Principles
Exhibit B-1	EBITDA Illustrative Calculation

Schedules	Description

Disclosure Schedules
Schedule A	Indebtedness
Schedule B	Franchise Agreements
Schedule C	Joinder Parties
Schedule D	Specified Matter
Schedule E	Stock Recipients
Schedule 1.3	Closing Spreadsheet
Schedule 2.2(a)(i)	Terminated Agreements
Schedule 6.3	Allocation Principles

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2024 (the “Agreement Date”) by and among Regis Corporation, a Minnesota corporation (“Buyer”), Super C Group, LLC d/b/a Alline Salon Group, a Michigan limited liability company (the “Company”), ASG Holdings, LLC, a Michigan limited liability company (“Holdco”), Vision Cuts, LLC, a Michigan limited liability company, SAAW Project, LLC, a Michigan limited liability company, and VGP II LLC, a Michigan limited liability company (each, a “Holder” and together, the “Holders”, and together with Holdco, the “Sellers”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

WITNESSETH

WHEREAS, Holdco is the sole member and manager of the Company and owns all of the issued and outstanding membership interests of the Company (the “Company Interests”), each Holder owns issued and outstanding membership interests of Holdco and beneficially owns the Company Interests through its ownership of Holdco and will directly benefit from the sale of the Company Interests and the transactions contemplated by this Agreement (the “Transactions”);

WHEREAS, Buyer desires to acquire all of the Company Interests (the “Acquired Interests”) from Holdco and indirectly from the Holders, and Holdco (and indirectly, the Holders) desire to sell the Acquired Interests to Buyer, in each case, upon the terms and subject to conditions set forth in this Agreement;

WHEREAS, the board of managers of Holdco (the “Holdco Board”) has unanimously (a) determined that this Agreement and the Transactions are advisable and fair to, and in the best interests of, the Company, and (b) approved, adopted and declared advisable this Agreement and the Transactions; and

WHEREAS, in connection with the execution of this Agreement and as an inducement for Buyer to enter into this Agreement, (a) each Restricted Party has executed a Restrictive Covenant Agreement (the “Restrictive Covenant Agreements”), (b) each Stock Recipient has executed a Lock-Up Agreement, and (c) each Joinder Party has executed a Support Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, (a) at the Closing, Buyer shall purchase from Holdco, and Holdco shall sell, assign, convey and transfer to Buyer, all of the Acquired Interests, free and clear of any Encumbrances (other than any Encumbrances created by Buyer or any restrictions under applicable federal or state securities laws), options, warrants, calls, commitments, proxies or other contract rights; and (b) in consideration of the sale of the Acquired Interests by Holdco to Buyer, Buyer shall make, or shall cause to be made, the payments set forth in Section 1.2 and shall make, or shall cause to be made, the other payments required to be made to Holdco under this Agreement at the times, upon the terms and subject to the conditions set forth herein.

1.2 Closing Payments.

(a) Closing Consideration. The aggregate purchase price paid for the Acquired Interests at the Closing will be (i) an amount in cash equal to (A) $19,000,000 plus (B) the Estimated Closing Cash, minus (C) the Estimated Indebtedness, minus (D) the Estimated Third-Party Expenses, plus (E) the amount, if any, by which the Estimated Closing Working Capital is greater than the Target Working Capital, minus (F) the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital, minus (G) the Escrow Amounts (collectively, the “Closing Cash Consideration”); and (ii) the Stock Consideration (together with the Closing Cash Consideration, the “Closing Consideration”).

(b) Payments. At the Closing, Buyer shall transfer by wire transfer of immediately available funds:

(i) to Holdco, an amount in cash equal to the Closing Cash Consideration;

(ii) to each Person (if any) identified on the Closing Spreadsheet, the amount of the Third-Party Expenses set forth opposite such Person’s name on the Closing Spreadsheet;

(iii) to each Person (if any) identified on the Closing Spreadsheet, the amount of the Indebtedness set forth opposite such Person’s name on the Closing Spreadsheet; and

(iv) to the Escrow Agent, the Escrow Amounts, which shall be held in trust in a separate account pursuant to the terms and conditions of the Escrow Agreement.

(c) Stock Consideration. Buyer will deliver an instruction letter to its transfer agent, instructing the transfer agent to book-entry to each Stock Recipient a number of shares of Buyer Stock that equals the Stock Consideration. The shares of Buyer Stock issued as Stock Consideration pursuant to this Agreement will not have been registered under the Securities Act and will be deemed “restricted securities” under U.S. federal securities Laws and may not be resold without registration under or exemption from the Securities Act and each book-entry of such shares of Buyer Stock will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER OF THESE SECURITIES THAT SUCH REGISTRATION IS NOT REQUIRED.

(d) No Interest. Other than as may be set forth in the Escrow Agreement or otherwise in this Agreement, no interest will be paid or will accrue for the benefit of Holdco or the Company’s lenders, service providers or other creditors on any Closing Consideration or any other amounts payable under this Agreement.

(e) Escrow Amounts. Buyer shall deposit (i) the Adjustment Escrow Amount with the Escrow Agent on the Closing Date for the purpose of securing, in whole or part, any obligations of Holdco and the Holders pursuant to Section 1.3 and (ii) the Indemnity Escrow Amount with the Escrow Agent on the Closing Date for the purpose of securing, in whole or in part, any indemnification obligations of Holdco and the Holders under Article VII. For the avoidance of doubt, the Escrow Amounts shall be reported as having been paid to Holdco only to the extent and at such time such cash is released from the Escrow Agent to Holdco.

(f) Third-Party Expenses and Indebtedness. As promptly as practicable following the Closing (but in no event later than one Business Day following the Closing), Buyer shall pay, by wire transfer of immediately available funds, on behalf of the Company and the Sellers, as the case may be, and as accounted for in the calculation of Closing Consideration, (i) to each lender designated by the Company in the Closing Spreadsheet, to an account designated in the applicable Payoff Letter, the amount of Indebtedness due at the Closing, if any, to such lender; and (ii) all Third-Party Expenses payable to an advisor or other service provider to the Company (other than any Employee, director or officer) that remain outstanding as of the Closing to such account or accounts as are designated in the applicable Invoices and by the Company in the Closing Spreadsheet.

(g) Withholding. Buyer, the Company, the Escrow Agent, and their respective Affiliates and agents shall each be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement (including, without limitation, the Stock Consideration) such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax or other Laws or Orders; provided, however, that, except with respect to any amounts required to be deducted or withheld as a result of a Person’s failure to deliver an IRS Form W-9 under Section 2.2(c) or with respect to any amounts treated as compensation for Tax purposes, each of Buyer and the Company shall use commercially reasonable efforts to provide at least five Business Days’ written notice to Holdco if such Person intends to deduct or withhold any amounts under this Section 1.2(g), and such notice shall include reasonable details regarding the authority, basis and method of calculation for the proposed deduction or withholding, so that the applicable payee has an opportunity to obtain reduction of, or relief from, such deduction or withholding to the extent allowed under Law. To the extent that any such deducted or withheld amounts are remitted to the applicable Tax Authority on behalf of the Person in respect of which such deduction or withholding was made, such amounts shall be treated for all purposes of this Agreement and the Related Agreements as having been paid to such Person.

(h) Tax Consequences. Notwithstanding any statement or inference to the contrary in any provision of this Agreement or any other agreement, neither Buyer nor any other Person on behalf of Buyer makes any representations or warranties to the Company or the Sellers regarding the Tax treatment of the Transactions, or any of the Tax consequences to the Company or the Sellers of this Agreement, the Transactions or the other agreements contemplated by this Agreement. Each of the Company and the Sellers acknowledges that they are relying solely on their own Tax advisors in connection with this Agreement, the Transactions and the other agreements contemplated by this Agreement.

1.3 Post-Closing Adjustment.

(a) Estimated Closing Statement. Holdco has prepared and delivered to Buyer (i) a statement that is reasonably acceptable to Buyer (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith calculation of (A) the estimated Indebtedness, the estimated Third-Party Expenses, the estimated Closing Cash, the estimated Closing Working Capital, and the estimated Closing Working Capital Adjustment (such estimates, the “Estimated Indebtedness,” “Estimated Third-Party Expenses” and “Estimated Closing Cash”, “Estimated Closing Working Capital”, and “Estimated Closing Working Capital Adjustment”, respectively), in each case, calculated as of the applicable Measurement Time and accompanied by reasonably detailed back-up documentation for such calculations; and (B) the Cash Consideration calculated based on such estimated amounts (including the component pieces thereof) (such estimate, the “Estimated Cash Consideration”); and (ii) a spreadsheet (the “Closing Spreadsheet”) with the information set forth on Schedule 1.3, as of immediately prior to the Closing, in each case, accompanied by reasonably detailed back-up documentation for such calculations. Holdco prepared the Estimated Closing Statement in accordance with the accounting principles forth on Exhibit A (the “Accounting Principles”). In no event will any of Buyer’s rights be considered waived, impaired, or otherwise limited as a result of Buyer not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Estimated Closing Statement, as applicable.

(b) Post-Closing Statement. As promptly as practicable, but in no event later than 90 calendar days after the Closing Date, Buyer shall prepare and deliver, or shall cause to be prepared and delivered, to Holdco, a statement (the “Post-Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculations of the Indebtedness, Third-Party Expenses, Closing Cash, Closing Working Capital, Closing Working Capital Adjustment and the Cash Consideration calculated based on such amounts (including the component pieces thereof), in each case, calculated as of the applicable Measurement Time and accompanied by reasonably detailed back-up documentation for such calculations and prepared in accordance with the Accounting Principles.

(c) Review of Post-Closing Statement. Holdco shall have 45 calendar days following its receipt of any Post-Closing Statement (the “Review Period”) to review the Post-Closing Statement. During the Review Period, the Resolutions Period and any additional period until all items in the Dispute Statement are finally resolved as provided in Section 1.3(d), Buyer and the Company shall make available to Holdco and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Post-Closing Statement and reasonable access (on prior notice and during business hours) to employees of the Company as Holdco (or its Representatives) may reasonably request in connection with its review of such statements. On or before the expiration of the Review Period, Holdco shall deliver to Buyer a written statement accepting or disputing each item set forth on the Post-Closing Statement. In the event that Holdco disputes an item on the Post-Closing Statement, Holdco shall deliver to Buyer a statement (a “Dispute Statement”) that includes (i) a reasonably detailed itemization of Holdco’s objections and the reasons therefore, together with supporting documentation, information and calculations and (ii) Holdco’s alternative calculation of each disputed item. Any component of the Post-Closing Statement that is not disputed in a Dispute Statement during the Review Period shall be final and binding on the parties hereto and not subject to appeal. If Holdco does not deliver a Dispute Statement to Buyer within the Review Period or delivers a statement accepting all items detailed on the Post-Closing Statement, such Post-Closing Statement shall be final and binding on the parties hereto and not subject to appeal.

(d) Dispute Resolution. If Holdco delivers a Dispute Statement during the Review Period, Buyer and Holdco shall promptly attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the 30 calendar day period immediately following Buyer’s receipt of the Dispute Statement, or such longer period as Buyer and Holdco may mutually agree (such period, the “Resolution Period”). Any such disputed items that are resolved by Buyer and Holdco during the Resolution Period shall be final and binding on the parties hereto and not subject to appeal. If Buyer and Holdco do not resolve all such disputed items by the end of the Resolution Period, Buyer and Holdco shall submit all items remaining in dispute with respect to the Dispute Statement to a mutually agreeable, regionally recognized accounting firm (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with the Accounting Principles, shall determine only those items remaining in dispute between Buyer and Holdco, and shall not be permitted or authorized to assign a dollar amount to any item in dispute greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each of Buyer and Holdco shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise reasonably cooperate with the Accounting Firm, and (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items. The Accounting Firm shall be instructed to deliver to

Buyer and Holdco a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and Holdco) of the disputed items within 30 calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal, absent manifest error or fraud. The fees and expenses of the Accounting Firm shall be borne by Buyer, on the one hand, and Holdco, on the other hand, based on a percentage equal to (x) the portion of the total amounts disputed not awarded to each such party divided by (y) the total amounts disputed. For example, if Holdco challenges the calculation of the Indebtedness by an amount of $100,000, but the Accounting Firm determines that Holdco has a valid claim for only $60,000, Holdco will bear 40% of the fees and expenses of the Accounting Firm and Buyer will bear the other 60% of such fees and expenses.

(e) Post-Closing Payments.

(i) If the Final Cash Consideration is less than the Estimated Cash Consideration (such difference, the “Post-Closing Deficit”), then Buyer and Holdco shall deliver, and in no event later than two Business Days following the date of determination of the Post-Closing Deficit, joint written instructions to the Escrow Agent instructing the Escrow Agent to release (A) to Buyer, the Post-Closing Deficit, unless the Post-Closing Deficit is equal to or greater than the Adjustment Escrow Amount, in which case such joint written instructions will instruct the Escrow Agent to release the full Adjustment Escrow Amount to Buyer, and (B) to Holdco, any remaining Adjustment Escrow Funds after first distributing the Post-Closing Deficit to Buyer in accordance with Subsection (A) hereof (such remaining amount, the “Post-Closing Deficit Shortfall”), and the Sellers shall not be entitled to receive, and hereby automatically, and with no further action required on their part forever waive and discharge any rights in or to, all or a portion, as applicable, of the Adjustment Escrow Amount with an aggregate value equal to the Post-Closing Deficit. If the Adjustment Escrow Amount is insufficient to cover the entire Post-Closing Deficit, then each Holder shall promptly, and in no event later than five Business Days following the date of determination of the Post-Closing Deficit, pay such Holder’s Pro Rata Portion of the amount of the shortfall to Buyer in cash by wire transfer of immediately available funds to an account designated by Buyer. Buyer may recover any such Post-Closing Deficit Shortfall by withholding or setting off against the any Earnout Payment due to be paid pursuant to Section 1.4.

(ii) If the Final Cash Consideration is greater than the Estimated Cash Consideration (such difference, the “Post-Closing Increase”), then Buyer shall promptly, and in no event later than two Business Days following the date of determination of the Post-Closing Increase, (A) pay the Post-Closing Increase to Holdco and (B) simultaneously therewith, Buyer and Holdco shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the full Adjustment Escrow Funds to Holdco, and Buyer shall not be entitled to receive, and hereby automatically, and with no further action required on its part, forever waives and discharges any rights in or to, all of the Adjustment Escrow Funds.

(f) Any payment made under this Section 1.3 or Article VII, to the maximum extent permitted by applicable Law, shall be treated, including for all Tax purposes, as an adjustment to the Total Consideration.

1.4 Earnout.

(a) Calculation of Earnout Payment. As additional consideration, at such time and in accordance with the terms and conditions of this Section 1.4, Holdco shall be eligible to receive and Buyer shall pay to Holdco, an amount, if any, determined as follows (each, an “Earnout Payment”):

(i) With respect to the First Earnout Period:

(A) (i) if the 4-Wall EBITDA is less than the Annual Earnout Target and (ii) the Adjusted EBITDA is less than $5,250,000, an amount equal to zero; or

(B) (i) if the 4-Wall EBITDA is equal to or greater than the Annual Earnout Target, or (ii) if the Adjusted EBITDA is equal to or greater than $5,250,000, an amount equal to $1,000,000.

(ii) With respect to the Second Earnout Period:

THRESHOLD 1:

(A) (i) if the 4-Wall EBITDA is less than the Annual Earnout Target and (ii) the Adjusted EBITDA is less than $5,500,000, an amount equal to zero; or

(B) (i) if the 4-Wall EBITDA is equal to or greater than the Annual Earnout Target, or (ii) if the Adjusted EBITDA is equal to or greater than $5,500,000, an amount equal to $1,000,000; plus

THRESHOLD 2:

(C) (i) if the cumulative 4-Wall EBITDA of the First Earnout Period and the Second Earnout Period is equal to or greater than two times the Annual Earnout Target, or (ii) if the cumulative Adjusted EBITDA of the First Earnout Period and the Second Earnout Period is equal to or greater than $10,750,000, an amount equal to $2,000,000, less any other Earnout Payments made to Holdco under Section 1.4(a)(i) or Section 1.4(a)(ii).

(iii) With respect to the Third Earnout Period:

THRESHOLD 1:

(A) (i) if the 4-Wall EBITDA is less than the Annual Earnout Target and (ii) the Adjusted EBITDA is less than $5,750,000, an amount equal to zero; or

(B) (i) if the 4-Wall EBITDA is equal to or greater than the Annual Earnout Target, or (ii) if the Adjusted EBITDA is equal to or greater than $5,750,000, an amount equal to $1,000,000; plus

THRESHOLD 2:

(C) (i) if the cumulative 4-Wall EBITDA of the First Earnout Period, the Second Earnout Period and the Third Earnout Period is equal to or greater than three times the Annual Earnout Target, or (ii) if the cumulative Adjusted EBITDA of the First Earnout Period, the Second Earnout Period and the Third Earnout Period is equal to or greater than $16,500,000, an amount equal to $3,000,000, less any other Earnout Payments made to Holdco under Section 1.4(a)(i), Section 1.4(a)(ii) or Section 1.4(a)(iii).

In no event shall the aggregate Earnout Payments paid by Buyer exceed $3,000,000.

(b) Earnout Definitions.

(i) “4-Wall EBITDA” has the meaning set forth in the Earnout Accounting Principles.

(ii) “Adjusted EBITDA” has the meaning set forth in the Earnout Accounting Principles.

(iii) “Annual Earnout Target” means $11,119,000.

(iv) “Default Rate” means the lower of eighteen (18%) per annum and the maximum rate permitted by applicable Law.

(v) “Earnout Accounting Principles” means the accounting principles set forth on Exhibit B.

(vi) “Earnout Period” means each of the First Earnout Period, the Second Earnout Period, and the Third Earnout Period.

(vii) “First Earnout Period” means the period beginning on January 1, 2025 and ending on December 31, 2025.

(viii) “Second Earnout Period” means the period beginning on January 1, 2026 and ending on December 31, 2026.

(ix) “Third Earnout Period” means the period beginning on January 1, 2027 and ending on December 31, 2027.

(c) Acknowledgements and Agreements.

(i) Each Seller acknowledges that (A) the achievement of any Earnout Payment is uncertain and it is therefore not assured that Buyer will be required to make or cause to be made any payment at all in respect of any Earnout Payment; and (B) neither Buyer nor its Affiliates makes any representations or warranties of any kind or nature, express or implied or otherwise, relating to the future financial results of the Company or the achievement of any Earnout Payment and no Seller has relied on any such representations or warranties entering into this Agreement.

(ii) Each Seller acknowledges that after the Closing: (A) Buyer and its Affiliates shall have sole and absolute discretion regarding all matters relating to the management and operation of the Company; provided that Buyer shall not, and shall cause its Affiliates (including the Company) not to take or omit to take any actions with the primary intention to reduce any Earnout Payment; (B) Buyer and its Affiliates may act in their own best interests and are not required to take into account the interests of the Sellers; and (C) Buyer and its Affiliates owe no fiduciary duty to the Sellers in connection with its operation of the Company after the Closing.

(iii) Each Seller acknowledges and agrees that (A) the contingent rights to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or its Affiliates, (B) no Seller has any rights as a securityholder of Buyer or its Affiliates as a result of such Seller’s contingent right to receive any Earnout Payment hereunder, and (C) no interest is payable with respect to any Earnout Payment, except pursuant to Section 1.4(c)(vii) and Section 1.4(c)(viii).

(iv) Each Seller acknowledges and agrees that Buyer shall have the right to withhold and set off against any Earnout Payment due to be paid pursuant to this Section 1.4, any Post-Closing Deficit to which Buyer may be entitled under Section 1.3, and any Losses determined to be due and owing to any Buyer Indemnified Party by Holdco under Article VII.

(v) To the extent the Earnout Payments are not paid in full in the event of any direct or indirect sale, transfer, merger or disposition of a controlling interest in the Company or Buyer (or any of its parent companies, if any), or any sale of a material portion of the assets of the Company or any direct or indirect sale of all or substantially all of the assets of Buyer (or any of its parent companies, if any), the Earnout Payment obligations shall survive and Buyer shall ensure that the purchaser in any such transaction assumes any obligations for the Earnout Payments in accordance with this Agreement.

(vi) Buyer hereby agrees that all Earnout Payments shall be calculated in accordance with the Earnout Accounting Principles and further agrees to the following:

(A) Buyer shall use commercially reasonable efforts to leverage its existing resources to support the business of the Company; and

(B) From the Closing through the end of the Third Earnout Period, Buyer and the Company shall (A) maintain reasonably adequate records and documentation to calculate the Adjusted EBITDA and the 4-Wall EBITDA (and the various subparts and components thereof), and (B) within 45 days following the end of each of the first three quarters of each Earnout Period, provide Holdco with a copy of the Company’s profit and loss statement and shall provide Holdco with reasonable access to such records and documentation used to calculate Adjusted EBITDA and the 4-Wall EBITDA. Without limiting the generality of the foregoing, for purposes of tracking and calculating the Adjusted EBITDA or the 4-Wall EBITDA, from and after the Closing Date and until the end of the Third Earnout Period, Buyer shall, and shall cause its Affiliates (including the Company) as applicable, to cause the business activities and operations of the Company to be accounted for separately from any other business activities and operations of Buyer or any of its Subsidiaries and Affiliates (other than the Company) and to maintain such reasonably detailed books and records with respect thereto as shall be necessary to carry out the provisions of this Agreement.

(vii) Notwithstanding anything to the contrary in this Agreement, if at any time between Closing and the end of the Third Earnout Period, the following occur: (A) any direct or indirect sale, transfer, merger or disposition of a controlling interest in the Company occurs, or any sale of a material portion of the assets of the Company occurs, in each case with an aggregate value in excess of $25,000,000, (B) any direct or indirect sale, transfer, merger or disposition of a controlling interest in Buyer (or any of its parent companies, if any) occurs, or any direct or indirect sale of all or substantially all of the assets of Buyer (or any of its parent companies, if any) occurs, or (C) the imminent bankruptcy, insolvency, assignment for the benefit of creditors, or other similar event under similar Laws of general application with respect to Buyer or its Affiliates or the Company, then in each case, the maximum amount of the Earnout Payments, less the aggregate amount of any Earnout Payments already paid, shall be paid by Buyer upon consummation of the transactions contemplated by clauses (A) and (B) or immediately by Buyer in the case of clause (C), regardless of the actual Adjusted EBITDA or 4-Wall EBITDA during any applicable Earnout Period or any portion thereof and, if not paid within 10 Business Days after the date of such event, shall accrue interest daily thereafter at the Default Rate. The parties intend that the amount paid under this Section 1.4(c)(vii) constitutes liquidated damages, and not a penalty.

(viii) If Buyer is delinquent paying any undisputed Earnout Payment (or any undisputed portion thereof) for more than 15 days, then such amount shall accrue interest daily thereafter at the Default Rate.

(d) Earnout Statement. As promptly as practicable, but in no event later than 90 calendar days after the end of each Earnout Period, Buyer and the Company shall prepare and deliver, or shall cause to be prepared and delivered, to Holdco, the calculation of the Adjusted EBITDA or 4-Wall EBITDA with respect to such Earnout Period and its calculation of the resulting Earnout Payment with respect to such Earnout Period (the “Earnout Statement”), and Buyer and the Company shall provide Holdco with reasonable access to such records and documentation used to calculate Adjusted EBITDA and the 4-Wall EBITDA, as and when reasonably requested by Holdco. Holdco will have 45 calendar days following receipt of such calculations to review (the “Earnout Review Period”) and deliver a written statement accepting or disputing such calculations. In the event that Holdco disputes the Earnout Statement (an “Earnout Dispute Statement”) that includes (i) a reasonably detailed itemization of Holdco’s objections and the reasons therefore, together with supporting documentation, information and calculations and (ii) Holdco’s alternative calculation of each disputed item. Any component of the Earnout Statement that is not disputed in the Earnout Dispute Statement during the Earnout Review Period shall be final and binding on the parties hereto and not subject to appeal with respect to such Earnout Period. If Holdco does not deliver an Earnout Dispute Statement to Buyer within the Earnout Review Period or delivers a statement accepting all items detailed on the Earnout Statement, such Earnout Statement shall be final and binding on the parties hereto and not subject to appeal with respect to such Earnout Period.

(e) Dispute Resolution. If Holdco delivers an Earnout Dispute Statement with respect to any Earnout Period during the Earnout Review Period, Buyer and Holdco shall promptly attempt in good faith to resolve their differences with respect to the disputed items set forth in the Earnout Dispute Statement during the 30 calendar day period immediately following Buyer’s receipt of the Earnout Dispute Statement, or such longer period as Buyer and Holdco may mutually agree (such period, the “Earnout Resolution Period”). Any such disputed items that are resolved by Buyer and Holdco during the Earnout Resolution Period shall be final and binding on the parties hereto and not subject to appeal. If Buyer and Holdco do not resolve all such disputed items by the end of the Earnout Resolution Period, Buyer and Holdco shall submit all items remaining in dispute with respect to the Earnout Dispute Statement to the Accounting Firm for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with the Earnout Accounting Principles, shall determine only those items remaining in dispute between Buyer and Holdco, and shall not be permitted or authorized to assign a dollar amount to any item in dispute greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each of Buyer and Holdco shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise reasonably cooperate with the Accounting Firm, and (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items. The Accounting Firm shall be instructed to deliver to Buyer and Holdco a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and Holdco) of the disputed items within 30 calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal, absent manifest error or fraud. The fees and expenses of the Accounting Firm shall be borne by Buyer, on the one hand, and Holdco, on the other hand, based on a percentage equal to (x) the portion of the total amounts disputed not awarded to each such party divided by (y) the total amounts disputed. For example, if Holdco challenges the calculation of any collection by an amount of $100,000, but the Accounting Firm determines that Holdco has a valid claim for only $60,000, Holdco will bear 40% of the fees and expenses of the Accounting Firm and Buyer will bear the other 60% of such fees and expenses.

(f) Earnout Payment.

(i) To the extent any Earnout Payment with respect to an Earnout Period becomes payable to Holdco (as finally determined in accordance with this Section 1.4), then Buyer shall promptly pay to Holdco (within five Business Days), by wire transfer of immediately available funds in accordance with the wire instructions set forth on the Closing Statement or as otherwise directed by Holdco in writing.

(ii) Any payment made under this Section 1.4, to the maximum extent permitted by applicable Law, shall be treated, including for all Tax purposes, as an adjustment to the Total Consideration.

1.5 Further Action. If at any time from and after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, each of the parties hereto shall take such further action (including the execution, acknowledgment and delivery of such further instruments and other documents) as any other party may reasonably request from time to time on or after the Closing in order to effectuate, evidence, record or confirm any of the provisions of this Agreement or any of the other transactional documents related to this Agreement.

ARTICLE II

CLOSING DELIVERABLES AND CLOSING PAYMENTS

2.1 The Closing. The closing of the Transactions (the “Closing”) shall take place concurrently with the execution of this Agreement (the date of the Closing is referred to in this Agreement as the “Closing Date”).

2.2 Holdco Closing Deliverables. At or prior to the Closing, Holdco shall deliver, or cause to be delivered to, Buyer each of the following:

(a) Terminations.

(i) Buyer shall have received evidence reasonably satisfactory to Buyer that each of the related party Contracts set forth on Schedule 2.2(a)(i) has been terminated (or will be terminated as of the Closing) and is of no further force or effect (or will be of no further force or effect as of the Closing).

(ii) Buyer shall have received the Mutual Termination Agreement, duly executed by the Company and Holdco.

(b) Resignation of Managers & Officers. Unless otherwise directed by Buyer in writing prior to Closing, the Holdco shall cause each officer, director, or manager of the Company to execute a resignation letter with respect to such role, in form and substance reasonably acceptable to Buyer.

(c) Payoff Letters; Invoices; Tax Forms. Buyer shall have received (i) an executed payoff letter, dated no more than three Business Days prior to the Closing Date, with respect to all Estimated Indebtedness of the Company for borrowed money, if any, owed to such lender and the amounts payable to the lender thereof (A) to satisfy such Indebtedness as of the Closing Date and (B) terminate and release any Encumbrances related thereto (the “Payoff Letters”), (ii) an invoice from each advisor or other service provider to the Company (other than any employee, manager, director or officer of the Company), in each case dated no more than three Business Days prior to the Closing Date, with respect to all Estimated Third-Party Expenses estimated to be due and payable to such advisor or other service provider as of the Closing Date, and an acknowledgment from such advisor or other service provider that such Estimated Third-Party Expenses are the only amounts owed to such advisor or other service provider by the Company (each, an “Invoice”); (iii) an original and duly executed IRS Form W-9 from Holdco, in each case, on which all certifications contemplated by Part II thereof have been made; and (iv) a properly completed IRS Form W-9, or the appropriate version of IRS Form(s) W-8 (together with required attachments thereto), if applicable, from each Person entitled to receive any payment of Estimated Indebtedness or Estimated Third-Party Expenses (in each case, other than Taxes) in connection with the Closing.

(d) Company Closing Certificates.

(i) Secretary’s Certificate. Buyer shall have received a certificate from the Company, validly executed by the Secretary of the Company for and on the Company’s behalf, certifying as to the terms and effectiveness of the Company’s Organizational Documents.

(ii) Good Standing Certificates. Buyer shall have received a certificate of good standing from each of the Secretary of State of the State of Michigan, Ohio, Pennsylvania, West Virginia, New Jersey, and Maryland dated within five Business Days prior to the Closing with respect to the Company.

(e) Transfer of Acquired Interests. Holdco shall deliver to Buyer an assignment of the Acquired Interests duly executed by Holdco for the transfer of the Acquired Interests to Buyer.

(f) D&O Tail Policy. Buyer shall have received a copy of the D&O Tail Policy, along with written confirmation from the insurance provider that the D&O Tail Policy will be bound at the Closing.

(g) Lock-up Agreement. Buyer shall have received a copy of the Lock-Up Agreement, duly executed by each Stock Recipient.

(h) Accredited Investor Questionnaire. Buyer shall have received a copy of the Accredited Investor Questionnaire, properly completed and duly executed by each Stock Recipient.

(i) Escrow Agreement. Buyer shall have received the Escrow Agreement, duly executed by Holdco.

(j) Support Agreement. Buyer shall have received the Support Agreement, duly executed by Holdco and each Joinder Party.

2.3 Buyer Closing Deliverables. At or prior to the Closing, Buyer shall deliver or cause to be delivered the payments contemplated by Section 1.2(b) and shall deliver, or cause to be delivered to, Holdco each of the following:

(a) Closing Consideration. (i) Buyer shall deliver, or cause to be delivered, the Closing Cash Consideration contemplated by Section 1.2(a); and (ii) Buyer shall have delivered the instructions to its transfer agent regarding issuance of the Stock Consideration contemplated by Section 1.2(c).

(b) Escrow Agreement. Holdco shall have received the Escrow Agreement, duly executed by Buyer.

(c) Mutual Termination Agreement. Holdco shall have received the Mutual Termination Agreement, duly executed by Buyer.

2.4 Further Action. From and after the Closing, each party to this Agreement shall take, or cause to be taken, any further action that is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company. The officers and directors of the Company and Buyer, are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

For purposes of this Article III, references to the “Company” shall refer to the Company and each corporation, limited liability company, or other entity that has been merged into or that otherwise is a predecessor to the Company, unless the context clearly indicates otherwise. Subject to the disclosures set forth in the disclosure schedules dated as of the Agreement Date and delivered to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedules”) each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless the relevance to other representations and warranties or other Disclosure Schedules is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed and in which case, such disclosures shall also be deemed to have been disclosed on each other item or section of the Disclosure Schedules, or deemed an exception to any other representation and warranty hereunder, as applicable), the Company represents and warrants to Buyer as follows:

3.1 Organization, Good Standing, Power.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company has the limited liability company power to own, operate, distribute and lease its properties and to conduct its business as presently conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the Company has current Employees or facilities or otherwise conducts its business (which jurisdictions are listed on Schedule 3.1(a) of the Disclosure Schedules), except where the failure to be so qualified and in good standing, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its Organizational Documents.

(b) The Company has made available true, correct and complete copies of its Organizational Documents, as amended and/or restated, each in full force and effect as of the Agreement Date. Holdco has not approved or proposed, nor has any Person proposed, any amendment to any of the Organizational Documents.

(c) Schedule 3.1(c) of the Disclosure Schedules sets forth a true, correct and complete list of the names and titles of the officers of the Company and the managers of the Company as of the Agreement Date.

3.2 Authority and Enforceability.

(a) The Company has all requisite limited liability power and authority to enter into this Agreement and the Company has all requisite limited liability power and authority to enter into any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Transactions. The execution and delivery of this Agreement and any Related Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Transactions, have been duly authorized by all necessary limited liability action on the part of the Company and no further limited liability company action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby, including the Transactions. This Agreement and each of the Related Agreements to which the Company is a party have been, or, as of the Closing shall be, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (the “Enforceability Exceptions”). Subject to the foregoing, no other votes, approvals or consents on the part of the Company or Holdco are necessary under applicable Law or any of the Company’s Organizational Documents to adopt this Agreement and approve the Transactions.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) as may be required under antitrust Laws and (ii) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, in any material respect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or to consummate the Transactions in accordance with this Agreement and applicable Law.

(c) The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Organizational Documents of the Company, (ii) any Contract, or (iii) any Law or Order applicable to the Company or its properties or assets (whether tangible or intangible).

(d) The Company has taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the Company’s Organizational Documents will not be applicable to either of Buyer or Holdco or to the execution, delivery or performance of the Transactions.

3.3 Restrictions on Business Activities. There is no Contract or Order binding upon the Company that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or immediately after the Closing, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the business or limiting the freedom of the Company to (a) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (b) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.

3.4 Compliance with Laws; Governmental Permits.

(a) The Company has complied in all material respects with, is not now (and in the last five years has not been) in violation in any material respect of, and has not received any notices of material violation with respect to, any applicable Law. To the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a material violation by the Company of, or a material Liability or default of the Company under, any applicable Law or Order. During the five-year period preceding the Agreement Date, the Company has not received any written or to the Knowledge of the Company, oral notice to the effect that a Governmental Entity claimed or alleged that the Company was not in compliance in all material respects with all Laws or Orders applicable to the Company. To the Knowledge of the Company, the Company is not under investigation by any Governmental Entity with respect to the material violation of any Laws applicable to the Company.

(b) The Company has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity required in order for the Company to lawfully operate its business as presently conducted and to operate or hold any interest in any of its assets or properties as presently owned and operated (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. The Company has not received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity regarding (A) any actual or probable violation of any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (B) any pending or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, and to the Knowledge of the Company, no such notice or other communication is forthcoming. In the last five years, the Company has materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

3.5 Company Capital Structure.

(a) The only outstanding equity interests of the Company are the Acquired Interests, which constitute 100% of the issued and outstanding membership interests of the Company and are held of record by Holdco and beneficially owned by the Holders, free and clear of any Encumbrances other than Encumbrances or restrictions on transferability arising under any federal or state securities laws. The Company Interests have been duly authorized, validly issued, fully paid and non-assessable. There are no existing options, restricted share units, share appreciation rights, performance shares, “phantom” shares, warrants, calls, rights or Contracts to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional membership interests or other Equity Interests of the Company or other securities convertible into, exchangeable or evidencing the right to subscribe for or purchase Equity Interests of the Company. Other than the Company’s Organizational Documents, the Company is not party to any voting trust, proxy, member agreement or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of any securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase other Equity Interests of the Company. Other than as set forth in the Company’s Organizational Documents, there are no outstanding (i) units of membership interest or other Equity Interests of the Company subject to any vesting, transfer or other restrictions or (ii) rights or obligations of the Company to repurchase, redeem or otherwise acquire any units of membership interest or other Equity Interest of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests of the Company.

(b) The Company is not under any obligation to register under the Securities Act or any other Law the Company Interests, whether currently outstanding or that may subsequently be issued. All issued and outstanding Company Interests were issued in compliance with Law and all requirements set forth in the Organizational Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.

(c) Other than the Organizational Documents, there are no Contracts relating to the voting, purchase, sale or transfer of the Company Interests or any Equity Interests of the Company between or among the Company, on one hand, and any Seller or other holder of Equity Interests of the Company, on the other hand, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service.

(d) The Company has no, nor has it ever had any, Subsidiaries. The Company does not own any capital stock of, or any equity interest of any nature in, any other Entity. The Company has not agreed to make, nor is it obligated to make, nor is it otherwise bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.6 Company Financial Statements; No Undisclosed Liabilities; Absence of Changes.

(a) The Company has delivered to Buyer its reviewed or audited financial statements, as applicable, for the years ended December 31, 2023, December 31, 2022, and December 31, 2021 and the unaudited financial statements as of and for the nine-month period ended September 30, 2024 (the “Company Balance Sheet”), including, in each case, balance sheets, statements of operations and statements of cash flows (collectively, the “Financial Statements”), which are attached to Schedule 3.6(a)(i) of the Disclosure Schedules. The Financial Statements (A) are derived from and in accordance with the books and records of the Company, (B) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (C) fairly and accurately present the financial condition of the Company in all material respects at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), (D) are true, correct and complete in all material respects, and (E) were prepared in accordance with GAAP (as modified by the Accounting Principles), except for the absence of footnotes in the Financial Statements, applied on a consistent basis throughout the periods covered thereby. The date of the Company Balance Sheet is referred to in this Agreement as the “Company Balance Sheet Date”.

(b) The Company has no Liabilities that would be required to be disclosed in a balance sheet prepared in accordance with GAAP other than (i) those set forth on or adequately provided for in the balance sheet included in the Financial Statements as of the Company Balance Sheet Date, (ii) those incurred in the Ordinary Course of Business after the Company Balance Sheet Date that do not result from any material breach of Contract, warranty, infringement, tort or violation of applicable Law, (iii) those incurred by the Company in connection with the execution of this Agreement, (iv) executory obligations under Material Contracts or under Contracts entered into in the Ordinary Course of Business which are not required to be disclosed on Schedule 3.10 of the Disclosure Schedules (none of which is an obligation or liability for any breach of any such Contract), (v) Liabilities to be included in the calculation of Indebtedness, Third-Party Expenses, or the Closing Cash Consideration, and (vi) those Liabilities set forth on Schedule 3.6(b)(A) of the Disclosure Schedules. Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. The Company is not, and in the past five years has not been, a guarantor of any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP, consistently applied by the Company for pre-Closing periods, subject to any exceptions set forth in the Accounting Principles. The Company does not have any deferred repair or maintenance costs or capital expenditures.

(c) Schedule 3.6(c) of the Disclosure Schedules sets forth a true, correct and complete list of all Indebtedness for borrowed money of the Company as of the Agreement Date that will be paid in connection with the Closing in accordance with the applicable Payoff Letter.

(d) Schedule 3.6(d) of the Disclosure Schedules sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts and the names of all Persons authorized to make withdrawals therefrom.

(e) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances in all material respects (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and (iv) that the assets of the Company have been recorded in conformity with GAAP, subject to any exceptions in the Accounting Principles. Neither the Company nor to the Knowledge of the Company, any Employee, has identified or been made aware of any fraud with respect to the Company, whether or not material, that involves the Company’s management or other Employee of the Company who have a role in the preparation of financial statements of the Company or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company is aware of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding any significant deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company has reported to Holdco or the Holdco Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its Representatives. In the last five years here have been no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”)) issued by the Financial Accounting Standards Board in March 1975 that are not adequately provided for in the Company Balance Sheet as required by Statement No. 5. There has been no material change in the Company accounting policies since the Company’s inception, except as described in the Financial Statements. All accounts receivable reflected on the Financial Statements are valid receivables and represent arm’s length transactions in the Ordinary Course of Business. The reserve for doubtful accounts with respect to such accounts receivable has been determined in accordance with GAAP, as modified by the Accounting Principles. There is no contest, claim, defense, or right of setoff with any account debtor of the Company relating to the amount or validity of such accounts receivable.

(f) The Inventory of the Company reflected in the Financial Statements consists of items held for resale that are of a quality and quantity usable and saleable (without discount or price reduction) and are of the type, nature, and quantity that the Company has sold or utilized within the one-year period prior to the date of this Agreement. The method of valuing such Inventories, and the reserves with respect thereto, is consistent with the Ordinary Course of Business in accordance with GAAP subject to any exceptions set forth in the Accounting Principles. The values of Inventory known to the Company to be obsolete or be below standard quality have been written down on the Company’s books (except to the extent adequate reserves have been established). All such Inventory is owned by the Company free and clear of any and all Encumbrances except for Permitted Encumbrances. The quantities of each item of Inventory held by the Company as of the Agreement Date are consistent with the Company’s Ordinary Course of Business.

(g) Since January 1, 2024, (i) there has not occurred a Company Material Adverse Effect with respect to the Company and (ii) except as set forth in Schedule 3.6(g) of the Disclosure Schedules, (A) the Company has conducted its business only in the Ordinary Course of Business and (B) the Company has not taken any of the following actions:

(i) Organizational Documents. Amended its Organizational Documents;

(ii) Merger, Reorganization. Merged or consolidated itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(iii) Dividends; Changes in Capitalization. Declared or paid any dividends on or made any other distributions (other than cash distributions) in respect of any of its Equity Interests, or split, combined or reclassified any of its Equity Interests or issued or authorized the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchased or otherwise acquired, directly or indirectly, any of its Equity Interests other than in the Ordinary Course of Business;

(iv) Material Contracts. (A) Entered into, amended, renewed or modified any Material Contract (or any Contract that would be a Material Contract if in existence), except in the Ordinary Course of Business, (B) violated, terminated, renewed, amended, or modified or waived any of the terms of any of its Material Contracts, or (C) entered into, amended, renewed, modified or terminated any Contract or waived, released or assigned any rights or claims thereunder, which if such entering into, modification, amendment, termination, waiver, release or assignment would be reasonably likely to (1) adversely affect the Company (or, following consummation of the Closing, Buyer or any of its Affiliates) in any material respect, (2) impair the ability of the Company or Holdco to perform their respective obligations under this Agreement or (3) prevent or materially delay or impair the consummation of the Transactions;

(v) Issuance of Equity Interests. Issued, delivered, granted or sold or authorized or proposed the issuance, delivery, grant or sale of, or purchased or proposed the purchase of, any Equity Interests, or entered into or authorized or proposed to enter into any Contracts of any character obligating it to issue any Equity Interests;

(vi) Employees; Consultants; Independent Contractors. (A) Hired, or offered to hire, any additional officers or any consultants or independent contractors, other than in the Ordinary Course of Business, which will receive annual base compensation or consulting fees in excess of $100,000; (B) terminated the employment, changed the title, office or position, or materially reduced the responsibilities or terms and conditions of employment of any executive level Employee; (C) entered into, amended or extended the term of any employment or consulting agreement, bonus arrangement, severance agreement, retention bonus, or change of control agreement with, or Equity Interest held by, any officer, executive level Employee, consultant or independent contractor; or (D) entered into any Contract with a labor union or collective bargaining agreement (unless required by Law);

(vii) Loans and Investments. Made any loans or advances (other than routine payroll or expense advances to Employees in the Ordinary Course of Business) to, or any investments in or capital contributions to, any officers, directors, managers, Employees, or independent contractors, or forgave or discharged in whole or in part any outstanding loans or advances, or prepaid any indebtedness for borrowed money;

(viii) Intellectual Property; Privacy. Entered into, amended, renewed or modified any Company Intellectual Property Agreement (except for (A) non-exclusive licenses in connection with the provision of the Company’s products and services in the Ordinary Course of Business or (B) any Franchise Agreements) or materially amended or replaced any Company Privacy Policy;

(ix) Intellectual Property Registrations. Taken any action regarding an application or registrations for an Intellectual Property right, other than filing continuations for existing applications or completing or renewing existing registrations patents, domain names, trademarks or service marks in the Ordinary Course of Business;

(x) Dispositions. Sold, leased, licensed or otherwise disposed of or encumbered (other than Permitted Encumbrances) any of its properties or assets having a book value in excess of $100,000, or entered into any Contract with respect to the foregoing;

(xi) Leases. Entered into any Capital Lease or operating lease in excess of $100,000;

(xii) Indebtedness. Incurred any Indebtedness for borrowed money (other than borrowings under the Company’s existing line of credit) or guaranteed any such Indebtedness, issued or sold any debt securities, or guaranteed any debt securities of a third party;

(xiii) Payment of Certain Obligations. Paid, discharged or satisfied (A) any material Liability owed to any Person who is an officer, manager, director or securityholder of the Company, other than compensation due for services as an officer, manager or director, or (B) any material claim or material Liability arising outside of the Ordinary Course of Business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against on the face of the Financial Statements;

(xiv) Capital Expenditures. Made any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $1,000,000 in the aggregate on a store by store basis;

(xv) Insurance. Materially changed the amount of, or terminated, any insurance coverage maintained by the Company in the Ordinary Course of Business;

(xvi) Termination or Waiver. Cancelled, released or waived any material claims or rights held by the Company;

(xvii) Employee Benefit Plans; Pay Increases. (A) Adopted, terminated or amended any Company Employee Plan or any compensation benefit plan, including any stock issuance or stock option plan, or amended any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Law or as necessary to maintain the qualified status of such plan under the Code, (B) materially amended any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, (C) paid any bonus or other incentive compensation to any Employee or non-employee director or consultant in excess of $25,000 other than as required by a Company Employee Plan, or (D) increased the salaries, wage rates or fees of its Employees or consultants other than base pay increases of Employees in the Ordinary Course of Business;

(xviii) Severance Arrangements. Granted or paid, or entered into any Contract providing for the granting of any severance, change of control benefits, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;

(xix) Lawsuits; Settlements. (A) Commenced a lawsuit other than (1) for the routine collection of bills; (2) in such cases where the Company in good faith determined that failure to commence suit would result in the material impairment of a valuable aspect of its business; (3) in excess of $25,000 with respect to the amount in controversy; (4) for a breach of this Agreement; or (B) settled or agreed to settle any material pending or threatened lawsuit or other material dispute;

(xx) Acquisitions. Acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets that are material, individually or in the aggregate, to its business (other than inventory purchased in the Ordinary Course of Business), or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(xxi) Taxes. Made, changed, rescinded or revoked any Tax election , adopted or changed (or requested to adopt or change) any Tax accounting method or period, filed any amended Tax Return or taken any position on a Tax Return inconsistent with past practices or procedures, entered into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law), initiated any voluntary disclosure application or agreement or similar process with respect to Taxes or Tax Returns, applied for any Tax ruling, settled or compromised any Tax claim or assessment, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, entered into any Tax allocation agreement, Tax sharing agreement, Tax assumption agreement, or Tax indemnity agreement or similar agreement (other than any commercial agreement, such as a lease or loan, entered into in the Ordinary Course Business the principal purpose of which is unrelated to Taxes), or surrendered any right to a claim of refund of Taxes;

(xxii) Accounting. Changed or taken any material action with respect to accounting methods, policies or practices (including policies with respect to any material change in depreciation or amortization policies, any material increase or decrease of Inventory levels, the delay in payment of accounts payable, the acceleration of accounts receivable or any other material procedures with respect to the payment of accounts payable and collection of accounts receivable) or revalued any of its assets (including materially writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business);

(xxiii) Real Property. Entered into any agreement for the purchase, sale or lease of any real property;

(xxiv) Encumbrances. Placed or allowed the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties in excess of $25,000; or

(xxv) Other. Taken or agreed in writing or otherwise to take, any of the actions described in clauses (i) through (xxiii) of this section.

(h) The accounts receivable as reflected on the Company Balance Sheet arose in the Ordinary Course of Business and represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts have been prepared in accordance with GAAP as consistently applied by the Company for pre-Closing periods and in accordance with the Company’s past practice, subject to any exceptions set forth in the Accounting Principles. The accounts receivable of the Company arising after the Company Balance Sheet Date and before the Closing Date arose in the Ordinary Course of Business and represented bona fide claims against debtors for sales and other charges. None of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counter-claim, and to the Company’s Knowledge, there are no specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance, other than a Permitted Encumbrance, on any of such accounts receivable and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

3.7 Tax Matters.

(a) The Company has properly completed and duly and timely filed with the appropriate Tax Authority, or caused to be properly completed and duly and timely filed with the appropriate Tax Authority on its behalf, all income Tax Returns and all material Tax Returns required to be filed by it on or prior to the Closing Date, and the Company has timely and fully paid all Taxes due and owing, required to be paid by it or for which it is otherwise liable (whether or not shown on any Tax Return). All such Tax Returns were and continue to be true, complete and accurate in all material respects and have been prepared in material compliance with Law. There is no claim for Taxes (other than Taxes not yet due and payable for which adequate reserves have been set aside in accordance with GAAP on the Financial Statements) that has resulted in an Encumbrance against any of the assets of the Company.

(b) Holdco has delivered or made available to Buyer true, correct and complete copies of all income, sales and use and other material Tax Returns of the Company filed since December 31, 2021, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes and Tax Returns of the Company received since December 31, 2021. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file a particular type of Tax Return or pay a particular type of Tax that such Tax Return or Tax was, or may be, required to be filed or paid by the Company in such jurisdiction. The Company has neither received nor requested any private letter ruling, technical advice memorandum, or any similar agreement or ruling from the IRS (or any comparable Tax agreement or ruling from any other Governmental Entity). No power of attorney with respect to Taxes or Tax Returns has been granted with respect to the Company that will remain in effect after the Closing.

(c) The aggregate amount of unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date. The Company has no Liability for Taxes accruing or incurred after the Company Balance Sheet Date except for Taxes arising in the Ordinary Course of Business. The aggregate amount of the Company’s Tax overpayments for all periods covered by the Financial Statements is not less than the amount of accrued Tax refunds included on the Financial Statements.

(d) No Tax Authority is conducting an ongoing or pending Action with respect to any Taxes or Tax Returns of the Company, and no such Action has been threatened or proposed. The Company has not received from any Tax Authority (including in jurisdictions where the Company has not filed Tax Returns or paid Taxes) any written (i) notice indicating an intent to open an audit, Action or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Company. There is no waiver or extension of any statute of limitations on the assessment of any Taxes granted (or requested) with respect to any Tax Return or Tax of the Company currently in effect, and no agreement to (or request for) any extension of time for filing any Tax Return of the Company that has not been filed. No deficiency for or claim or assessment of any Taxes has been proposed, asserted or assessed against the Company that has not been paid in full or otherwise resolved so that no amount is owing.

(e) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law. The Company has not consummated or participated in, nor is it currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Sections 6662 of the Code or the Treasury Regulations promulgated thereunder. The Company has not engaged in, participated in, been a party to, or a promoter of (i) a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), (ii) a transaction that would be reasonably likely to require the filing of an IRS Schedule UTP (determined without regard to any asset threshold that may avoid the requirement of filing such schedule), or (iii) or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law.

(f) None of the Company or any of its predecessors has (i) ever been a member of a group of entities that filed or was required to file an affiliated, consolidated, combined, unitary or similar Tax Return, (ii) ever been a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract (other than any commercial agreement, such as a lease or loan, entered into in the Ordinary Course Business the principal purpose of which is unrelated to Taxes), (iii) any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), including any arrangement for group or consortium relief or similar arrangement, as a transferee or successor, by Contract (other than any commercial agreement, such as a lease or loan, entered into in the Ordinary Course Business the principal purpose of which is unrelated to Taxes) or otherwise by operation of Law, or (iv) ever been a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for Tax purposes.

(g) The Company does not have, and never has had, any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” within the meaning of Treasury Regulations Section 301.7701-2 (or corresponding provisions of state and local applicable Laws). The Company has at all times since the date of its formation been, and is, properly classified as either a partnership or an entity that is disregarded as separate from Holdco within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) for U.S. federal income (and applicable state and local) Tax purposes.

(h) The Company (and the Buyer (and/or its owners) as a result of its ownership of the Company) will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment required as a result of the use of an improper method of account or a change in method of accounting for a Taxable period ending on or before the Closing Date, including under Section 481 or 263A of the Code (or any comparable provision of state, local or foreign applicable Law), (ii) “closing agreement” as described in section 7121 of the Code or other agreement with a Governmental Entity (or any similar provision of any applicable Law) executed on or before the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any applicable Law) which intercompany transaction was entered into, or which excess loss account was created or increased, in a Pre-Closing Tax Period, (iv) cancellation of indebtedness income in a Pre-Closing Tax Period pursuant to section 108 of the Code, (v) transaction entered into on or before the Closing Date accounted for under the installment sale, long-term contract method, cash method or open transaction method, (vi) prepaid amount, deferred revenue or advance payment received on or before the Closing Date, or (vii) Pandemic Response Laws.

(i) The Company has never (i) been a “United States real property holding corporation” within the meaning of Section 897 of the Code, or (ii) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code.

(j) The Company has never (i) had a permanent establishment in any country other than the United States, as defined in any applicable treaty or convention between the United States and another country, or (ii) engaged in any activities in any country other than the United States (including through an agent or branch) that would subject the Company to taxation by such jurisdiction. The Company has not participated in or cooperated with, nor has it agreed to participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code. The Company has made available to Buyer all documentation relating to any applicable Tax holidays or incentives that have current applicability to the Company. The Company is in compliance with the requirements for any such Tax holidays or incentives and has been in compliance since such holiday or incentive was originally claimed by the Company, and none of such Tax holidays or incentives will be jeopardized by the Transactions.

(k) The Company has complied with all Laws relating to the payment, reporting and withholding of Taxes (including, without limitation, the withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any state, local or foreign Law) and maintained all required records with respect thereto, for all periods through and including the Closing Date.

(l) Holdco is not a foreign person within the meaning of Sections 1445 or 1446(f) of the Code.

(m) The Company has complied in all material respects with all applicable “escheat,” “abandoned property,” “unclaimed property,” and other similar Laws.

(n) The Company has collected, remitted and reported to the appropriate Tax Authority all sales, use and value added Taxes required to be so collected, remitted or reported pursuant to all applicable Laws. The Company has complied in all respects with all applicable Laws relating to record retention (including, without limitation, to the extent necessary to claim any exemption from sales or value added Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(o) The Company has not been a party to any Contract, arrangement or plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that has not been at all times in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder in all respects. No additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Employee Plan or other Contract, plan, program, agreement, or arrangement. The Company is not a party to, or otherwise obligated under, any Contract that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code. No event has occurred that would be treated by Section 409A(b) as a transfer of property by the Company for purposes of Section 83 of the Code. The Company is under no obligation to gross up any Taxes under Section 409A of the Code.

(p) Section 280G of the Code does not apply to the Company or the Transactions.

(q) The Company has not availed itself of any Tax relief pursuant to any Pandemic Response Laws. The Company has not claimed an employee retention credit or other credit against applicable Taxes under any Pandemic Response Laws, including (but not limited to) under Section 3131, 3132, 3133 or 3134 of the Code.

(r) The Company has not entered into any closing agreement pursuant to section 7121 of the Code (or any predecessor provision or any similar provision of any applicable Law) with any Tax Authority. The Company is not party to or bound by any offer in compromise or voluntary disclosure agreement with any Governmental Entity regarding Taxes.

3.8 Title to, Condition and Sufficiency of Assets.

(a) The Company does not own any real property and has never owned any real property.

(b) Schedule 3.8(b)(1) of the Disclosure Schedules sets forth a list of (i) all real property currently leased, subleased, licensed or otherwise occupied by the Company (or that the Company has the right to occupy) (the “Leased Real Property”), and (ii) all leases, lease guaranties, subleases, license agreements or other Contracts for the occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”). The Company has made available to Buyer true, complete, and correct copies of all Lease Agreements, and none of the Lease Agreements have been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to Buyer. To the extent in the possession or control of the Company, the Company has made available to Buyer copies of all material documents or correspondence that affect or may affect the tenancy at any Leased Real Property, including memoranda of lease, estoppel certificates, landlord consents, commencement date letters, letters of extensions, subordination, and non-disturbance and attornment agreements. All of the land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Leased Real Property. The Company has not subleased, licensed or otherwise granted any Person any right to use or occupy any of the Leased Real Property. With respect to the Lease Agreements, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default by the Company party thereto. The Lease Agreements are valid, binding and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.8(b)(2) of the Disclosure Schedules, (y) the Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim and there are no disputes with respect to any such Lease Agreement, which has not been fully remedied and withdrawn and (z) the Company has a good and valid leasehold interest in all Leased Real Property and has not assigned (collaterally or otherwise), transferred, conveyed, mortgaged, deeded in trust or encumbered or granted any other Encumbrance in any Lease, and to the Knowledge of the Company, there is no option to purchase, right of first refusal, right of first offer, or other agreement granting any Person any right to acquire, sublease or use the applicable Leased Real Property. Except as set forth on Schedule 3.8(b)(3) of the Disclosure Schedules, the other party to each Lease Agreement is not an Affiliate of, and otherwise does not have any economic interest in, the Company. To the Knowledge of the Company, the use, occupancy and operation of the Leased Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no material Actions pending or, to the Knowledge of the Company, threatened against or affecting the Leased Real Property or any portion thereof or interest therein (including without limitation any condemnation or eminent domain proceedings). The Company has not received any written notice of violation of any insurance requirements applicable to the Leased Real Property and, to the Knowledge of the Company, there is no basis for the issuance of any such written notice or the taking of any action for such violation. To the Knowledge of the Company, there are no unpaid brokerage commissions or finder’s fees with respect to any Lease Agreement. There are no unsatisfied capital expenditure requirements or remodeling obligations of any party to a Lease Agreement that are required or mandated by such Lease Agreement, other than ordinary maintenance and repair obligations.

(c) All buildings, structures, improvements, fixtures, building systems and equipment (including HVAC, mechanical, electrical and plumbing systems), and all components thereof, included in the Leased Real Property are in good condition and repair and sufficient for the operation of the Company’s business as currently conducted in all material respects. All utilities currently servicing the Leased Real Property are properly installed, connected and operating, with all outstanding charges paid in full (as and when due), and are sufficient in all material respects for the operation of the Company’s business in the applicable premises. There are no structural deficiencies or latent defects affecting any of the improvements comprising any of the Leased Real Property, and to the Knowledge of the Company, there are no facts or conditions affecting any of such Leased Real Property or improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leased Real Property in the operation of the Company’s business.

(d) The Company has sole and exclusive title to all of its material tangible and intangible properties used or held in the operation of the Company’s business, or, with respect to leased or licensed properties and assets, valid leasehold interests or licenses in such properties and assets that, to the Knowledge of the Company, afford the Company valid leasehold possession of, or licenses to, the properties and assets that are the subject of such leases and licenses (the “Company Assets”), in each case, free and clear of all Encumbrances, except Permitted Encumbrances.

(e) The Company Assets constitute in all material respects all of the assets and properties that are necessary for the Company to conduct and operate the Company’s business by the Company in the Ordinary Course of Business in all material respects and to sell and otherwise enjoy full rights to exploitation of its assets, properties, and all products and services that are provided in connection with the Company’s assets and properties as currently exists.

3.9 Intellectual Property.

(a) Definitions. As used herein, the following terms have the meanings indicated below:

(i) “Company Data” means all confidential, proprietary and sensitive data (including but not limited to Personal Data) of the Company.

(ii) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is used or held for use by the Company.

(iii) “Company Intellectual Property Agreements” means any Contract relating to any Company Intellectual Property to which the Company is a party or by which it is bound, including any licenses or other rights granted in connection with a Franchise Agreement, except for Contracts for Third-Party Intellectual Property that is generally, commercially available software and (A) is not material to the Company, (B) has not been modified or customized for the Company and (C) has a total replacement cost of less than $50,000.

(iv) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company.

(v) “Company Privacy Policies” means, collectively, any and all of the Company’s internal and external policies, procedures, and representations regarding information security, the Processing of Personal Data or otherwise relating to the privacy of any individual.

(vi) “Company Registered Intellectual Property” means United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned or purported to be owned by, the Company.

(vii) “Data Protection Requirements” means, regarding the Processing of Personal Information, all applicable (A) Privacy Laws, (B) Company Privacy Policies, and (C) contractual obligations of the Company.

(viii) “ICT Infrastructure” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks, and any websites) that is used by the Company in the operation of the business of the Company as currently conducted by the Company.

(ix) “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

(x) “Intellectual Property Rights” means any and all intellectual property and proprietary rights throughout the world, including all rights in, arising out of, or associated therewith with any of the following: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, social media handles and accounts, designs, works of authorship, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, rights of publicity, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

(xi) “Open Source Materials” means software or other documents or material that is distributed as (with respect to software) “free software,” “open source software” or under similar licensing or distribution terms with respect to documents or other materials, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the MIT License, and the Apache Licenses.

(xii) “Personal Data” means (A) any information that relates, indirectly or directly, to an identified or identifiable natural person, device or household, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, consumer report information, device identifier, transaction identifier, IP address, physiological and behavioral biometric identifier, or any other piece of information that alone or in combination with other information directly or indirectly allows the identification of or contact with a natural person, device or household; and (B) any other information that is otherwise considered “personal information,” “individually identifiable health information,” “personally identifiable information” or “personal data” under applicable Law or information of a similar character that is covered under Privacy Laws. For the avoidance of doubt, Personal Data includes information of Company’s prospective, current and former personnel, business contacts and customers, and information provided to or obtained by the Company in connection with the performance of its services to its customers.

(xiii) “Privacy Laws” means each applicable Law and mandatory industry self-regulatory principle concerning the data privacy, security, protection, disposal, international transfer or other processing of Personal Data; incident reporting and Security Incident notifying requirements; direct marketing and any other initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise); or consumer protection, including but not limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (General Data Protection Regulation) (the “GDPR”), the Privacy and Electronic Communications Directive 2002/58/EC as amended by Directive 2009/136/EC (“ePrivacy Directive”), any national legislation of any EU Member State or the United Kingdom implementing or transposing the GDPR or ePrivacy Directive, the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020) and all regulations adopted pursuant thereto, Canada’s Personal Information Protection and Electronic Documents Act, Canada’s Anti-Spam Legislation, Australia’s Privacy Amendment (Private Sector) Act 2000, as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Payment Card Industry Data Security Standard, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Video Privacy Protection Act, state privacy Laws and state data security Laws and state social security number protection Laws.

(xiv) “Process” or “Processing” means, with respect to Personal Data, the use, collection, processing, storage, retention, recording, organization, adaption, alteration, transfer (including cross border), retrieval, consultation, security, protection, disclosure, dissemination, combination, erasure, disposal, or destruction of such data, or any other operation that is otherwise considered “processing” under applicable Privacy Laws.

(xv) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(xvi) “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(b) Status; Sufficiency. The Company has full and sole title and ownership of all Company-Owned Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). The Company has not transferred ownership of, or granted any exclusive rights in, any Company-Owned Intellectual Property to any third party. The Company Intellectual Property collectively constitutes all of the Intellectual Property necessary for Buyer’s conduct of, or that are used in or held for use for, the Company’s current business without: (i) the need for Buyer to acquire or license any other intangible asset, intangible property or Intellectual Property Right and (ii) the breach of violation of any Contract.

(c) Company Registered Intellectual Property. Schedule 3.9(c) of the Disclosure Schedules lists all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made. Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for), subsisting, and enforceable. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.

(d) Confidential Information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company (collectively, “Confidential Information”). All current and former Employees, consultants, advisors and independent contractors of the Company, and any third party, which has or had access to Confidential Information, have executed and delivered to the Company a written legally binding Contract regarding the protection of such Confidential Information. The Company has implemented and maintained reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith and has tested such plans on a periodic basis, and such plans have proven effective upon testing. The Company has not experienced any breach of security or other unauthorized access by third parties to the Confidential Information, including any Personal Data in the Company’s possession, custody or control. There has been no Company, or, to the Knowledge of the Company, breach of any third party’s obligations to the Company under any Contract relating to any Confidential Information.

(e) Non-Infringement. To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned Intellectual Property by any third party. The Company has not brought any Action or sent any notices to any third party regarding the foregoing. The Company has no Liability for infringement, misappropriation, or other violation of any Third-Party Intellectual Property. The operation of the Company’s business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision or use of any Company-Owned Intellectual Property and (ii) the Company’s use of any product, device, process or service used in the Company’s business as previously conducted, currently conducted and as proposed to be conducted by the Company, has not, does not and will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or otherwise violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the Law of any jurisdiction in which Company conducts its business (and there is no basis for any such claim). The Company has not been sued in any Action or received any written communications (including any third-party reports by users) alleging that the Company has infringed, misappropriated, or otherwise violated or, by conducting its business, would infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person or entity, or has breached any such terms of service, click-through agreement or any other agreement or rules, policies or guidelines. No Company Intellectual Property is subject to any Action, Order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Company, or that may affect the validity, use or enforceability of any Company Intellectual Property.

(f) Non-Contravention. The execution and performance of this Agreement and the consummation of the Transactions will not result in: (i) Buyer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned or purported to be owned by, or licensed to, Buyer or any of its Affiliates, (ii) Buyer or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Buyer or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property.

(g) Open Source Materials. The Company has not (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property, (B) distributed Open Source Materials in conjunction with any Company Intellectual Property or (C) used Open Source Materials, in such a way that, with respect to clauses (A), (B) or (C), creates, or purports to create, material obligations for the Company with respect to any Company Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any Company Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge).

(h) Information Technology. The Company has sufficient rights to use all ICT Infrastructure. The ICT Infrastructure operates and performs in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the Company’s business. The ICT Infrastructure will continue to be available for use by the Company and Buyer immediately following the consummation of the Transactions and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Buyer. In the last five years, the Company has not experienced, and no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Company’s business as a result of: (i) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs, lack of capacity, or other devices or effects that reasonably would be expected to materially impair the operation of the ICT Infrastructure by the Company, or (ii) a breach of security in relation to any part of the ICT Infrastructure.

(i) Privacy.

(i) The Company has made available to Buyer true, correct and complete copies of all current Company Privacy Policies. The Processing of Company Data by or on behalf of the Company and the Company’s data privacy and information security practices comply, and, at all times have complied, with the Data Protection Requirements. None of the execution, delivery or performance of this Agreement, the consummation of the Transactions, the transfer to and use by Buyer of the Company Data and other information relating to the Company’s customers, or the contemplated Processing of Company Data by Buyer will cause, constitute, or result in a breach or violation of, or be inconsistent with, any Data Protection Requirements. The Company (A) has taken appropriate steps to regularly train its personnel on security awareness and all applicable aspects of Privacy Laws and other Company Privacy Policies and (B) has required that all Persons who Process Personal Data on Company’s behalf Process and protect such Personal Data in compliance with applicable Privacy Laws and Privacy Policies.

(ii) In the last five years, the Company has not suffered, discovered, or been notified of any actual or reasonably suspected accidental, unauthorized or unlawful access, loss, destruction, acquisition, use, alteration, disclosure, or other Processing of Company Data nor any security breach, intrusion into, or unauthorized or unlawful access or use of the Company’s information technology systems (any, a “Security Incident”), including with respect to any Company Data Processed by Persons performing services for the Company. To the Company’s Knowledge, no circumstance currently exists or has arisen that would reasonably be expected to give rise to the foregoing or in which the Company would be required to notify a Governmental Entity or other Person, including but not limited to an affected individual or customer, of a Security Incident based on Data Protection Requirements. The Company has (A) performed an annual security risk assessment, (B) created and maintained documentation in accordance with applicable Privacy Laws, and (C) addressed and remediated any high or critical vulnerabilities or threats identified in such risk assessments.

(iii) The Company has maintained commercially reasonable and necessary administrative, physical, and technical safeguards designed to protect the confidentiality, integrity, and availability of Company Data in its possession or control, and to prevent the loss and unauthorized use, access, alteration, destruction or disclosure of such Company Data.

(iv) The Company has not received or experienced any Action, Order, Claim, notice, inquiry, communication, warrant, subpoena, regulatory opinion, audit, allegation or similar from a Governmental Entity or any other Person relating to an actual or alleged violation of Privacy Laws or Company Privacy Policy or otherwise pertaining to the data privacy or information security practices of the Company and to the Knowledge of the Company, no such Action or Order is threatened against the Company. The Company is not subject to any resolution agreement, settlement agreement, corrective action plan or any similar agreement with any Governmental Entity or Person in connection with any breach or alleged breach of Data Protection Requirements.

3.10 Material Contracts.

(a) Except for this Contracts specifically identified in Schedule 3.10 of the Disclosure Schedules (with each of such Contracts specifically identified under subsection(s) of such Schedule 3.10 that correspond to the Subsection or Subsections of this Section 3.10(a) applicable to such Contract), the Company is not a party to or bound by any of the following active Contracts (each, a “Material Contract”):

(i) (A) any management service, partnership or joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;

(ii) any Contract with respect to a (A) Significant Store (other than a Lease Agreement) or (B) Significant Vendor;

(iii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, products, or other assets involving, in the case of any such Contract, payments to the Company of more than $15,000 per year, or by the Company of more than $15,000 per year;

(iv) any Contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the Agreement Date (excluding Lease Agreements or any agreement with which Buyer or an Affiliate of Buyer is a party) for which payment due to any party during such one year period is in excess of $50,000;

(v) any distributor, original manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract in excess of $50,000;

(vi) any Contract, other than Franchise Agreements, (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to the Company’s products or services, (B) containing any non-competition covenants or other restrictions relating to the Company, or (C) that limits the freedom of the to (1) engage or participate, or compete with any other Person, in any line of business, market or geographic area or (2) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any products or services;

(vii) all Intellectual Property Agreements;

(viii) all Franchise Agreements;

(ix) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the Ordinary Course of Business consistent with the Company’s standard unmodified form (a copy of which has been made available to Buyer);

(x) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of the Company;

(xi) any settlement agreement that has ongoing obligations with respect to any Action;

(xii) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Interests or any other securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor relating to the Company;

(xiii) any Contract with any labor union or any collective bargaining agreement or similar Contract with its Employees;

(xiv) any separation agreement or settlement agreement with any Employee, under which the Company has any current actual or potential Liability, as well as any settlement agreement, consent decree, or other similar agreement with any Governmental Entity pursuant to which the Company has any current Liability;

(xv) any employment Contract or offer letter with any Employee, or beneficial owner of more than 5% of the total Company Interests that is not immediately terminable at-will by the Company without notice, severance, or other cost or Liability;

(xvi) any Contract providing for retention payments, change of control payments, severance, accelerated vesting or any other payment or benefit that may or will become due as a result of the Transactions;

(xvii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP (other than Capital Leases);

(xviii) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person, including any Contract mortgaging, pledging or otherwise placing an Encumbrance (other than Permitted Encumbrances) on any material portion of the assets of the Company;

(xix) any Contract for capital expenditures in excess of $60,000 in the aggregate;

(xx) any Contract pursuant to which the Company is a lessor or lessee of any real property (including without limitation any Lease Agreement) and any Contract pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other tangible personal property involving expenditures in excess of $50,000 per annum;

(xxi) any Contract with any investment banker, broker, advisor or similar Person engaged in sales or promotional activities on behalf of the Company in connection with this Agreement and the Transactions, in each case, for consideration in excess of $50,000;

(xxii) any Contract within the last five years pursuant to which the Company has acquired a business or entity, or all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person; and

(xxiii) any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order.

(b) All Material Contracts are in written form. The Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Except as set forth on Schedule 3.10(b) of the Disclosure Schedules, (i) each Material Contract is in full force and effect, is valid and enforceable against the Company in accordance with its terms (except as enforceability may be limited by Enforceability Exceptions), (ii) the Company has not received any written notice from any party to a Material Contract of such party’s intention or desire to terminate or modify any such Material Contract in any material respect, (iii) the Company is not, nor, to the Company’s Knowledge, is any other party thereto, in breach of or default under, in any material respect, any Material Contract, and (iv) the Company has not received any written or, to the Company’s Knowledge, other notice of any default or event that with notice or lapse of time or both, would constitute a default by the Company under any Material Contract. The Company has made available to Buyer (1) correct and complete copies of each written Material Contract (other than such Material Contracts to which Buyer or an Affiliate of Buyer is a party thereto) and (2) summaries of each oral Material Contract, together with any and all material amendments and supplements thereto and “side letters” and similar documentation relating thereto. The Company is not currently negotiating any Contract that would be considered a Material Contract if entered into as of the Agreement Date, nor is it in the process of amending or modifying any existing Contract that would be considered a Material Contract if entered into as of the Agreement Date.

3.11 Employee Benefit Plans and Employee Matters.

(a) Schedule 3.11(a) of the Disclosure Schedules lists all (i) employee benefit plans within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; and (ii) stock option plans, stock purchase plans, “phantom” equity or other equity-based arrangements, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation or other paid time off plans, fringe benefits, and all other employee benefit plans, agreements, and arrangements not described in (i) above; in each case whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate, under which any Employee (or any dependent or beneficiary thereof) is eligible to receive benefits or otherwise participate, and/or with respect to which the Company or any ERISA Affiliate of the Company has or may have any Liability or obligation (each, a “Company Employee Plan”). The Company has not made any commitment (whether written or oral) to establish or enter into any new Company Employee Plan or to modify the terms of any Company Employee Plan. No Company Employee Plan is a plan, program, practice, or Contract that is sponsored by a professional employer organization or co-employer organization (each, a “PEO”) under which an Employee may be eligible to receive compensation and/or benefits in connection with the Company’s engagement of a PEO.

(b) The Company has delivered or made available to Buyer: (i) an accurate and complete copy of all material documents setting forth the terms of each Company Employee Plan, including all amendments thereto and all related trust documents (or, if such Company Employee Plan is not in writing, a summary of material terms of such Company Employee Plan); (ii) a complete and accurate copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code with respect to such Company Employee Plan for the three most recent plan years; (iii) if such Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of such Company Employee Plan’s assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to such Company Employee Plan; (v) if such Company Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all material Contracts relating to such Company Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vii) all material written materials provided to Employees or participants relating to such Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any Liability to the Company or any ERISA Affiliate of the Company; (viii) all material correspondence, if any, to or from any Governmental Entity relating to such Company Employee Plan; (ix) all insurance policies, if any, in the possession of the Company or any ERISA Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for such Company Employee Plan; (x) if such Company Employee Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Employee Plan for the three most recent plan years; and (xi) if such Company Employee Plan is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter (or opinion letter, if applicable) received with respect to such Company Employee Plan.

(c) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has either obtained from the IRS a current favorable determination letter as to its qualified status under the Code (or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations) or has been established under a pre-approved plan for which a current IRS opinion letter has been obtained by the pre-approved plan sponsor and is valid as to the adopting employer, and there is not any event, condition or circumstance that could reasonably be expected to result in disqualification under the Code.

(d) Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has, in all material respects, performed all material obligations required to be performed by it under, is not in default under or in violation of, and, to the Company’s Knowledge, no default or violation by any other party to, any of the Company Employee Plans has occurred. There has been no “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the Code that are not exempt under Section 408 of ERISA and regulatory guidance thereunder with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans. No suit, administrative proceeding, action, audit, investigation, litigation or claim is pending or reasonably anticipated, or to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan or against the assets of any Company Employee Plan, including any audit or inquiry by any Governmental Entity, including, without limitation, the IRS or United States Department of Labor.

(e) None of the Company Employee Plans promises or provides medical or other retiree or post-termination welfare benefits to any Person for any reason following their termination of employment or service other than as required under COBRA or similar state Law (and solely at the premium expense of the covered individual), and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by Law.

(f) All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan year (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business after the Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date). There has been no amendment to, interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.

(g) Neither the Company nor any ERISA Affiliates has ever maintained, established, sponsored, participated in, had any Liability with respect to or had any obligation to contribute to any: (i) plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Employee Plan has ever held employer real property or employer securities as a plan asset, within the meaning of ERISA.

(h) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides group health benefits to Employees (including any such plan pursuant to which a stop loss policy or Contract applies).

(i) Neither the Company nor any ERISA Affiliate sponsors or maintains or has any Liability with respect to any Company Employee Plan for the benefit of Employees who perform services primarily outside the United States.

(j) The Company is, and during the last five years has been, in material compliance with all applicable Laws respecting employment, including, but not limited to: discrimination, harassment and retaliation in employment, terms and conditions of employment, the WARN Act (or similar state Law), leaves of absence, disability accommodation, immigration, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants, and employees as exempt or non-exempt), wages, hours, occupational safety and health, and employment practices, and all orders issued under applicable occupational health and safety Laws. The Company is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing, nor has the Company experienced any union organization attempts, material labor disputes or material work stoppage or material slowdowns due to labor disagreements. The Company has paid in full to all current and former Employees, workers and consultants (including independent contractors) all wages, salaries, commissions, bonuses, benefits, and other compensation that are due and owing to such Persons. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company. The Company has in its files a Form I-9 that is validly and properly completed in accordance with applicable Law for each current Employee and for each former Employee with respect to whom such form is required under applicable Law.

(k) The Company is not a party to, nor bound by, any collective bargaining agreement or other Contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its Employees (collectively, “Labor Agreements”), nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of the Company to bargain with any labor organization or representative, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any Employees. To the Company’s Knowledge, of the Company has not received any correspondence, charges, complaints, grievances, notices or orders from the National Labor Relations Board or any state labor relations agency or any labor organization during the period from the date five years prior to the Agreement Date, and there are no arbitration opinions interpreting and enforcing any Labor Agreement to which the Company is a party, or by which the Company is bound. The Company is not and has never been engaged in any unfair labor practice of any nature. The Company has not had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute or threat of any of the foregoing, or union organizing activity (of unrepresented Employees) or question concerning representation, by or with respect to any of its Employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute, union organizing activity (of unrepresented Employees), question concerning representation, or any similar activity or dispute.

(l) The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of its Employees, which controversies have or would reasonably be expected to result in any Action before any Governmental Entity or material Liability.

(m) The Company has made available to Buyer true, correct and complete copies of the standard forms that the Company uses for each of the following: (i) offer letters, (ii) employment, severance, retention, or change of control agreements, (iii) independent contractor agreements for individual independent contractors or consultants (including without limitation any individual independent contractors or consultants engaged or contracted through any other party), (iv) confidentiality, non-competition or inventions agreements used with Employees, (v) the most current management organization chart(s), (vi) bonus plans and any form award agreement thereunder, and a schedule of bonus commitments made to Employees, (vii) commission plans or other incentive compensative agreements, (viii) employee handbooks or other written policies applicable to Employees or individual independent contractors or consultants, and (ix) any such document in clauses (i)-(viii) that deviate materially from such form document.

(n) The Company has made available to Buyer a true, correct and complete, list identifying all current officers and Employees of the Company and each Subsidiary, and showing each such individual’s name, employing entity, position, status as exempt/non-exempt, city/country of employment, date of hire, non-U.S. citizen employment authorization, as applicable, annual remuneration, and accrued but unused vacation and other paid-time-off entitlements as of the most recent pay date. The Company has made available to Buyer a true, correct and complete list identifying all of its current independent contractors or consultants and advisory board members, and, for each, (i) such individual’s compensation for the current fiscal year and, if applicable, for the most recently completed fiscal year, (ii) such individual’s dates of engagement, (iii) a brief description of the type of services provided, (iv) whether such engagement has been terminated by written notice by either party thereto, and (v) the notice or termination provisions applicable to the services provided by such individual, the number of vacation days available to such employee, and any unused vacation and other paid time-off entitlements as of the Agreement Date.

(o) To the Company’s Knowledge, no Employee is in violation of any material term of any employment agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer or other entity relating to the right of any such Person to be employed by or perform services to the Company or the applicable Subsidiary. The Company has correctly classified all current and former Employees pursuant to applicable Law (including the proper classification of workers as independent contractors and consultants, and employees as exempt or non-exempt), and there is no pending, or to the Knowledge of the Company, threatened Action before any Governmental Entity that would reasonably be expected to result in any material Liability with respect to the classification of the Employees.

(p) The employment of each of the Employees of the Company is “at will” and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any Employee or to provide any type of severance payment or benefit to any Employee upon termination.

(q) Except in the Ordinary Course of Business, no Employee has given notice to the Company to terminate their employment with the Company and, to the Knowledge of the Company, no Employee intends to terminate their employment with the Company.

(r) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions will, individually or in combination with the occurrence of any other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, change of control payment, golden parachute, bonus, or otherwise) becoming due or payable, or required to be provided, to any Employee, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(s) There is no Contract of any character to which the Company is a party to or by which the Company or any of its assets is bound that requires or otherwise provides for the acceleration of any other benefits thereunder in connection with the transactions contemplated by this Agreement or upon termination of employment or service with the Company or Buyer, or any other event, whether before, upon or following the Closing or otherwise.

(t) Each Company Employee Plan that is a group health plan is in compliance with the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010 and subsequent agency guidance (collectively, the “2010 Health Care Law”). To the Knowledge of the Company, the design and operation of each Company Employee Plan that is a group health plan has not resulted in the incurrence of any penalty or excise tax under Code Section 4980H to the Company pursuant to the 2010 Health Care Law. No event has occurred, and no circumstances exists, that would be reasonably be expected to subject the Company or an ERISA Affiliate to an excise tax under 4980D of the Code.

(u) In the three years prior to the Agreement Date, the Company has not effectuated (i) a “plant closing” (as defined in the WARN Act or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” or collective dismissal (as defined in the WARN Act, or any similar applicable law) affecting any site of employment or facility of the Company.

(v) In the last five years, (i) to the Company’s Knowledge, no allegations of sexual harassment or misconduct have been made against (A) any current or former officer, manager or director of the Company or (B) any Employee who, directly or indirectly, supervises any Employee, in the conduct of their job for the Company, and (ii) the Company has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by or regarding any current or former Employee, contractor, director, manager, officer or other Representative of the Company.

3.12 Anti-Corruption Compliance. Neither the Company nor any officer, director, or, to the Knowledge of the Company, any Employee other Person acting on behalf of the Company (in each case, in their capacities as such or relating to their employment, services or relationship with the Company) has taken any action which would cause it to be in violation in any material respect of the Anti-Corruption Laws.

3.13 Litigation. There is no Action to which the Company is a party pending before any Governmental Entity, or, to the Knowledge of the Company, threatened against the Company or any of its stores, other assets, or any of its Employees (in their capacities as such). To the Company’s Knowledge, there is no reasonable basis for any such action. There is no Order against the Company, any of its stores, other assets or, to the Company’s Knowledge, any of its Employees (to the extent related to and in their capacities as Employees). To the Knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company or any of its stores, other assets or directors, managers, officers or Employees (in their capacities as such or relating to their employment, services or relationship with the Company) or Holdco based upon: (a) the Company entering into this Agreement, any of the Transactions or the agreements contemplated by this Agreement, including a Claim that such director, officer, manager, or Employee breached a fiduciary duty in connection therewith, (b) any confidentiality or similar agreement entered into by the Company regarding its assets or (c) any Claim that the Company has agreed to sell or dispose of any of its assets to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise. The Company does not have any Action pending against any other Person.

3.14 Insurance. Schedule 3.14(i) of the Disclosure Schedules lists (a) all insurance policies and fidelity bonds covering the assets, stores, business, equipment, properties, operations, or Employees (in such capacities as Employees) of the Company, including the type of coverage, the carrier, the policy limits of coverage, the term and the annual premiums of such policies (the “Insurance Policies”) and all (b) pending material claims under such Insurance Policy, including the type, amount, and brief description of such claim. The Insurance Policies are in full force and effect, and the Company is not in default under any Insurance Policy, and, to the Company’s Knowledge, no event has occurred that would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under such policies, or in any manner release any Person form such obligation. No written notice of cancellation or termination or non-renewal has been received with respect to any Insurance Policy. There are no, and in the last five years there have not been any, Claims for which an insurance carrier has denied or threatened to deny coverage. To the Company’s Knowledge, no event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the Insurance Policies. The Insurance Policies maintained by the Company are collectively sufficient to comply with all applicable Laws and Material Contracts to which the Company is a party. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms of such policies and bonds. Buyer or an Affiliate of the Buyer, is named as an additional insured on all insurance policies of the Company to the extent required under the Franchise Agreements and the Company maintains certificates of insurance to that effect.

3.15 Environmental, Health and Safety Matters. The Company is in material compliance with all Environmental, Health and Safety Requirements in connection with the Company’s ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the Knowledge of the Company, any threatened (in writing) allegations or Actions by any Person that the properties or assets of the Company are not, or that the Company’s business has not been conducted, in compliance in all material respects with all Environmental, Health and Safety Requirements. The Company has not retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. The Company has not stored, generated, disposed of or arranged for the disposal of, transported, handled, distributed, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility contaminated by any Hazardous Materials, in each case so as to create any Liability for the Company under any Environmental Law.

3.16 Stores; Vendors.

(a) Stores. The Company owns and operates 314 Stores as of the Agreement Date and does not intend to close any such Stores. Schedule 3.16(a)(i) of the Disclosure Schedules lists the address of the location, the applicable Franchise Agreement, and the applicable brand for each of the Stores. Schedule 3.16(a)(ii) of the Disclosure Schedules sets forth a true, correct, and complete list of the 50 largest Stores (measured by dollar amount of revenues recognized by the Company from such Stores), including the address and the aggregate dollar amount of such revenue recognized by each such Store for each of the following time periods: (A) the 12-month period ended December 31, 2023 and (B) the nine-month period ended September 30, 2024 (collectively, the “Significant Stores”).

(b) Vendors. The Company has no outstanding material disputes concerning products and/or services provided by any supplier who either, in the 12 months ended December 31, 2023, was one of the 10 largest suppliers of products and/or services to or partner of the Company, based on amounts paid or payable with respect to such periods, but excluding providers of employee benefit plans, insurance companies, utility providers and similar providers whose products or services don’t directly relate to the business operations of the Company (each, a “Significant Vendor”). There is no material dissatisfaction on the part of the Company with respect to any Significant Vendor and No Significant Vendor has notified the Company in writing that such Significant Vendor has any material dissatisfaction with respect to its relationship with the Company. Each Significant Vendor is listed on Schedule 3.16(b) of the Disclosure Schedules. The Company has not received any written notice from any Significant Vendor that such Significant Vendor intends to terminate or materially modify existing Contracts with the Company (or Buyer). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on its business and, to the Knowledge of the Company, there is no reason why the Company will not continue to have such access on commercially reasonable terms.

3.17 Interested Party Transactions.

(a) No Seller, officer, director, manager or Employee of the Company, or, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services or (iii) any interest in, or is a party to, any Contract to which the Company is a party (except for any Contract relating to Employment, reimbursable expenses in the Ordinary Course of Business, any Employee Plan, or any other normal compensation or welfare benefits provided for services as an officer, director, manager or Employee); provided, that ownership of no more than 1% of the outstanding voting securities of a publicly traded entity shall not be deemed to be an “interest in any entity” for purposes of this Section 3.17. No Interested Party holds any Company Interests, the vesting of which shall accelerate upon the consummation of the Transactions.

(b) To the Company’s Knowledge, all transactions pursuant to which any Interested Party has purchased any material services or products from, or sold or furnished any material services or products to, the Company that were entered into within the last five years, have been on an arms’-length basis on terms no less favorable to the Company than would be available from an unaffiliated third party.

3.18 Books and Records. The Company has made available to Buyer true, correct and complete copies of (a) all documents identified on the Disclosure Schedules, and (b) the Organizational Documents, each as currently in effect. The minute books of the Company provided to Buyer contain a true, correct and complete summary of all meetings of directors of the Company and of the Sellers or actions by written consent since the time of incorporation of the Company through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company and (iv) accurately and fairly reflect the basis for the Financial Statements.

3.19 Transaction Fees. The Company has not incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any of the Transactions, nor shall Buyer or any Seller incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

3.20 Trade Control Laws. Neither the Company nor any officer, director, employee or, to the Knowledge of the Company, any other Person acting on behalf of the Company (in each case, in their capacities as such or relating to their employment, services or relationship with the Company) has taken any action which would cause it to be in violation in any material respect of any applicable Trade Control Laws.

3.21 Products Liability; Recalls. Section 3.21 of the Disclosure Schedules sets forth a description of all product warranties and guarantees given by the Company to any customer. Each of the products developed, sold or distributed by the Company (the “Products”) meets, and at all times has met, all standards for quality and workmanship prescribed by Law, industry standards, contractual agreements, or the product literature of the Company and has been labeled in accordance with all Laws. Other than service claims, no claims have been made under the product warranties or guarantees of the Company, and there have not been any mandatory or voluntary product recalls or withdrawals with respect to any Products. The Company does not have any Liability arising out of any injury to any Person or property as a result of the ownership, possession, or use of any Products or services sold, distributed, or delivered by the Company.

3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in Article IV hereof (as modified by the Disclosure Schedules) and any certificate delivered pursuant to this Agreement, neither the Company, Holdco, nor any of their respective directors, officers, employees, Affiliates, stockholders, partners, members, managers, accountants, legal counsel, agents or other Representatives (or any Affiliate of any of the foregoing) or any other Person on behalf of any of the foregoing has made or makes any other express or implied representation or warranty, either written or oral, with respect to the Company, Holdco or the Transactions. The Company and Holdco disclaims any and all other representations and warranties, written or oral, whether express or implied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the disclosures set forth in the Disclosure Schedules (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article IV to which it relates (unless the relevance to other representations and warranties or other Disclosure Schedules is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed and in which case, such disclosures shall also be deemed to have been disclosed on each other item or section of the Disclosure Schedules, or deemed an exception to any other representation and warranty hereunder, as applicable)), each Seller hereby represents and warrants to Buyer, on behalf of such Seller only, as follows:

4.1 Authority and Enforceability.

(a) Such Seller has all requisite power and authority to enter into this Agreement and any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Transactions. The execution and delivery of this Agreement and any Related Agreement to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, including the Transactions, have been duly authorized by all necessary trust action on the part of such Person and no further trust action is required on the part of such Person to authorize this Agreement and any Related Agreements to which such Person is a party and the transactions contemplated hereby and thereby, including the Transactions. This Agreement and each of the Related Agreements to which such Seller is a party have been duly executed and delivered by such Person and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of such Person enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) as may be required under antitrust Laws and (ii) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, such Seller’s ability to perform or comply with the covenants, agreements or obligations of such Seller herein or to consummate the Transactions in accordance with this Agreement and applicable Law.

4.2 No Conflict. The execution and delivery by such Seller of this Agreement and any Related Agreement to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transactions, shall not (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Organizational Documents of such Seller, if not an individual, (ii) any Contract to which such Seller is a party, or (iii) any Law or Order applicable to such Seller or any of his, her or its properties or assets (whether tangible or intangible), except, in the case of clause (ii) or (iii), as would not reasonably be expected to adversely affect such Seller’s ability to perform or comply with the covenants, agreements or obligations of such Seller herein or to consummate the Transactions in accordance with this Agreement and applicable Law, or (b) result in the creation of any Encumbrance on such Seller’s Company Interests.

4.3 Litigation. There is no Order of any nature pending, or, to the knowledge of such Seller, threatened, against such Seller, or any of his, her or its properties or assets (tangible or intangible) or any of the trustees of such Seller, if not an individual, that seeks to restrain, prevent, enjoin or materially delay the Transactions, nor to the knowledge of such Seller, are there any presently existing facts or events that would constitute a reasonable basis therefor.

4.4 Ownership of Company Interests; No Operations.

(a) Holdco is the record owner of 100% of the issued and outstanding membership interests of the Company and such Holder is the beneficial owner of and has good and valid title to the interest in Holdco opposite such Holder’s name set forth on the Closing Spreadsheet, and as of the Closing the Company Interests will be free and clear of all Encumbrances other than (i) Encumbrances created by Buyer or any of Buyer’s Affiliates and (ii) Encumbrances imposed by securities Laws. Other than such Seller’s Company Interests, neither such Seller nor any of such Seller’s Affiliates (A) owns beneficially or of record any Company Interests or (B) has the power to vote or direct the vote of the Company Interests. Such Seller has voting power and power to agree to all of the matters set forth in this Agreement, with no restrictions on such Seller’s voting power pertaining thereto. Except for Holdco’s ownership of the Company, Holdco does not have, nor has ever had, any direct or indirect interest in any other Person and has not undertaken or engaged in any operations of any other Person. Except for Holdco’s units owned by the Holders, no other Person has any Equity Interest in Holdco or any right to acquire any Equity Interest in Holdco.

(b) Holdco was formed solely for the purpose of holding the Company Interests. Holdco does not engage in any business activities or operations and does not have any assets, liabilities or obligations other than as contemplated by this Agreement. Holdco is not a party to, or subject to, any Contracts other than its Organizational Documents, this Agreement, and any Related Agreements to which it is a party.

4.5 Transaction Fees. Such Seller has not incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any of the Transactions, nor shall Buyer or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of such Seller.

4.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV hereof (as modified by the Disclosure Schedules) and any certificate delivered pursuant to this Agreement, neither Holdco, the Holders nor any of their respective directors, officers, employees, Affiliates, stockholders, partners, members, managers, accountants, legal counsel, agents or other Representatives (or any Affiliate of any of the foregoing) or any other Person on behalf of any of the foregoing has made or makes any other express or implied representation or warranty, either written or oral, with respect to Holdco, the Holders or the Transactions. The Sellers disclaim any and all other representations and warranties, written or oral, whether express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Holdco as follows:

5.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

5.2 Authority and Enforceability. Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Transactions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Transactions, have been duly authorized by all necessary action on the part of Buyer and no further action is required on the part of Buyer to authorize this Agreement and any Related Agreements to which Buyer is a party and the transactions contemplated hereby and thereby, including the Transactions. This Agreement and each of the Related Agreements to which Buyer is a party have been duly executed and delivered by Buyer and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of Buyer enforceable against it in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Law affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.3 No Conflict. The execution and delivery by Buyer of this Agreement and any Related Agreement to which Buyer is a party do not, and the consummation of the transactions contemplated hereby and thereby, including the Transactions, will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, any provision of the Organizational Documents of Buyer, except as would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions or to perform its obligations under this Agreement.

5.4 Litigation. There is no Order of any nature pending, or, to the knowledge of Buyer, threatened, against Buyer, or any of its properties or assets (tangible or intangible), that seeks to restrain, prevent, enjoin or materially delay the Transactions.

5.5 Transaction Fees. Buyer has not incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any of the Transactions, nor shall Holdco incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of Buyer.

5.6 Issuance of Stock Consideration; SEC Filings.

(a) The shares of Buyer Stock, when issued and delivered to each Stock Recipient at the Closing pursuant to the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

(b) Buyer has filed all required forms, reports and documents with the U.S. Securities and Exchange Commission since June 30, 2023 (the “SEC Documents”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, in each case, as in effect on the dates such forms, reports and documents were filed. None of the SEC Documents contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a SEC Document filed subsequently and prior to the date hereof.

5.7 No Other Representations; Buyer Acknowledgment.

(a) Except for the representations and warranties contained in this Article V, neither Buyer nor any of its directors, officers, employees, Affiliates, stockholders, partners, members, managers, accountants, legal counsel, agents or other Representatives (or any Affiliate of any of the foregoing) or any other Person on behalf of any of the foregoing has made or makes any other express or implied representation or warranty, either written or oral, with respect to Buyer or the Transactions. Buyer hereby disclaims any and all other representations and warranties, whether written or oral, whether express or implied.

(b) Buyer is entering into this Agreement and the Transactions solely based on its independent investigation and verification of the Company and the representations and warranties of the Company and the Sellers expressly and specifically set forth in Article III and Article IV. Without limiting the generality of the foregoing, Buyer understands that any cost estimates, projections or other predictions which have been provided to Buyer by or on behalf of the Company or Holdco are not and shall not be deemed to be representations or warranties of the Company or Holdco, except as otherwise provided or addressed in Article III and Article IV. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and other predictions, (ii) Buyer is familiar with such uncertainties, (iii) other than as set forth in this Agreement, Buyer is making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it, and (iv) under no circumstances shall Buyer have any claim against the Sellers or any of their respective agents or Representatives with respect thereto, other than as set forth in this Agreement, the Support Agreement, or in the event of Fraud. Further, Buyer acknowledges and agrees that it is not relying upon, and will not rely upon, any representation or warranty of Holdco, its Non-Recourse Parties or its Affiliates, express or implied, as to: (i) the probable success or profitability of the Company, or (ii) any information, documents or materials made available to Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form distributed on behalf of the Sellers or their Representatives in connection with the transactions contemplated by this Agreement or any of the Related Agreements, in each case, to the extent not expressly set forth in Article III and Article IV or in the Support Agreement or any Accredited Investor Questionnaire (the “Non-Reliance Materials”). Buyer acknowledges and agrees that it is not relying upon, and will not rely upon, any representations and warranties of the Sellers, their Non-Recourse Parties or their Affiliates other than as set forth in Article III and Article IV (each, as qualified by the Disclosure Schedules), the Support Agreement, and each Accredited Investor Questionnaire, and Buyer acknowledges that, except for the representations and warranties set forth in Article III and Article IV (each, as qualified by the Disclosure

Schedules), the Support Agreement, each Accredited Investor Questionnaire, and in any certificate delivered pursuant hereto, (a) none of the Sellers or any of their respective Non-Recourse Parties makes or has made any representation or warranty, either express or implied, and (b) it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by Holdco or its Non-Recourse Parties or any other Person. Buyer acknowledges and agrees that, except as set forth in this Agreement, (A) any Non-Reliance Materials were provided to facilitate Buyer’s independent investigation of the Company, and (B) none of the Sellers, nor any of their Non-Recourse Parties, or any other Person will have or be subject to any liability to Buyer, its Representatives or any other Person resulting from the distribution to Buyer or its Representatives or their use of any Non-Reliance Materials other than in the case of Fraud. The Sellers and their Non-Recourse Parties shall be express third-party beneficiaries of this Section 5.6.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Buyer and the Company have previously executed that certain mutual confidentiality agreement dated August 23, 2024, by and between the Company and Buyer (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party to this Agreement shall not at any time, and shall cause their respective Representatives not to, disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the other party hereto. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms (i) to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and (ii) to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of the primary exchange on which such party is then listed. Each Seller hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though it were a party thereto.

(b) The Sellers shall not, and each of the Sellers shall cause their respective Representatives not to, issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use Buyer’s name or refer to Buyer directly or indirectly in connection with Buyer’s relationship with the Sellers in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Buyer, unless required by applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Buyer prior to any such disclosure). Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Buyer may be permitted to make such public communications regarding this Agreement or the Transactions as Buyer may determine is reasonable and appropriate to comply with applicable Laws or the requirements of any national securities exchange; provided that with respect to the initial press release announcing the Transactions, Buyer will provide Holdco the opportunity to review and comment on any such press release.

6.2 Expenses. Except as otherwise set forth herein, each of the Company, the Sellers, and Buyer shall bear its own, and its respective legal, auditors’, financial advisors’ and other representatives’ fees and other expenses incurred with respect to this Agreement and the Transactions.

6.3 Tax Matters.

(a) Cooperation. The parties hereto shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes and/or Tax Returns of or with respect to the Company (including, for the avoidance of doubt, any Tax Controversy). Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Tax Return, Tax or Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, in each case, to the requesting party or an advisor thereto. Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer shall not be required to provide any Tax Returns (including any portion thereof) or any other information with respect to any of its Affiliates other than the Company, except to the extent such Tax Return (or portion thereof) or other information is with respect to the Company or to any Tax imposed on Holdco or any equity owner thereof or with respect to which Holdco is liable pursuant to this Agreement.

(b) Pre-Closing Tax Returns.

(i) Holdco, at Holdco’s cost and expense, shall prepare and file, or cause to be prepared and filed, when due (taking into account all extensions properly obtained) all Tax Returns of the Company with respect to taxable periods ending on or prior to the Closing Date that are first required to be filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice of the Company, except as otherwise required by applicable Law (determined at a “more likely than not” (or higher) level of comfort). At least 30 calendar days (or, in the case of such Tax Returns (A) due within 30 calendar days after the Closing Date, or (B) required to be filed more frequently than annually, at least 10 calendar days) prior to filing such Tax Returns, Holdco shall submit a draft of such Tax Return to Buyer for Buyer’s review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) and Holdco shall, in good faith, consider any reasonable changes to such Tax Return as are requested by Buyer. If Holdco objects to any such changes requested by Buyer, Holdco shall inform Buyer of such objection in writing, and Holdco and Buyer shall cooperate in good faith to resolve any such disputed comment(s). If Holdco and Buyer are unable to resolve any such disputed comment(s) within five calendar days of Holdco having so informed Buyer of such objection (or such longer or shorter period as Holdco and Buyer may mutually agree), the disputed comment(s) (and only the disputed comment(s)) shall be submitted to the Accounting Firm for resolution in accordance with Section 1.3(d), mutatis mutandis; provided that the Accounting Firm shall be instructed to resolve such dispute in a manner consistent with the principles applicable under this Section 6.3(b)(i) regarding preparation. If any such disputed comment(s) are not resolved by the due date for filing such Seller Return (inclusive of extensions), such Tax Return shall be filed in a manner that reflects Buyer’s position on such item(s), subject to amendment of such Tax Return to reflect the resolution thereof. Holdco shall pay, or cause to be paid, all Taxes reflected as due on any Tax Returns prepared under this Section 6.3(b)(i) (except to the extent such Taxes are included in Indebtedness or Closing Working Capital) and, if Buyer is required to or does file such Tax Return, Holdco shall pay any such amounts to Buyer no later than three calendar days prior to the due date thereof.

(ii) Buyer shall prepare and timely file or cause to be prepared and timely filed (taking into account all extensions properly obtained) all Tax Returns of the Company for any and all Straddle Tax Periods (such Tax Returns, the “Buyer Prepared Returns”). Buyer shall, to the extent they relate to taxable periods ending on or before the Closing Date, prepare Buyer Prepared Returns in a manner consistent with the past practice of the Company, to the extent consistent with applicable Law (determined at a “more likely than not” (or higher) level of comfort). At least 30 calendar days (or, in the case of Buyer Prepared Returns) (A) due within 30 after the Closing Date, or (B) required to be filed more frequently than annually, at least 10 calendar days prior to the due date for any Buyer Prepared Return that shows an amount of Pre-Closing Taxes for which Holdco will be liable under this Section 6.3(b)(ii), taking into account any extension, Buyer shall provide Holdco with a draft copy of such Buyer Prepared Return for review and comment; provided, that no delay or failure on the part of Buyer in delivering any such Buyer Prepared Return shall cause any Buyer Indemnified Party to forfeit any indemnification rights under Article VII except to the extent that the Holdco is materially prejudiced by such delay or failure. Buyer shall, in good faith, consider any reasonable changes to any Buyer Prepared Return suggested by Holdco within 15 calendar days (or, in the case of Buyer Prepared Returns (x) due within 30 calendar days after the Closing Date, or (y) filed more frequently than annually, within five calendar days) of Holdco having received such Buyer Prepared Return. No later than 5 Business Days prior to the date on which any Buyer Prepared Return is due (taking into account extensions), Holdco shall pay the amount of Pre-Closing Taxes reflected thereon (determined in accordance with Section 6.3(e)), except to the extent such Taxes are included in Indebtedness or Closing Working Capital.

(iii) Notwithstanding any provision in this Agreement to the contrary, the Buyer shall control the preparation and filing of all Tax Returns of the Company that do not include a Pre-Closing Tax Period or Straddle Tax Period.

(iv) From and after the Closing, unless required by applicable Law, Buyer shall not (and shall not cause nor an Affiliate of Buyer (including the Company after the Closing) to) (i) file any amended Tax Return for the Company for a Pre-Closing Tax Period, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or Tax deficiency of the Company for a taxable period ending on or prior to the Closing Date, or (iii) initiate or enter into any voluntary disclosure agreement (or engage in a similar process) with a Governmental Entity regarding any Taxes of the Company for a taxable period ending on or prior to the Closing Date, in each such case without the prior written consent of Holdco (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c) Tax Controversies. Each of Buyer, on one hand, and Holdco, on the other hand, shall promptly notify the others in writing upon receipt (including receipt by Affiliates of Buyer or Holdco) of any written notice of any Action relating to any Taxes or Tax Returns of the Company with respect to any Pre-Closing Tax Period or any Straddle Tax Period (each, a “Tax Controversy”); provided that failure to comply with this provision shall not affect Buyer’s right to indemnification under this Agreement except and only to the extent that such failure has a materially prejudicial effect on Holdco with respect to such Tax Controversy. Buyer shall control the contest or resolution of any Tax Controversy with respect to a Pre-Closing Tax Period or any Straddle Tax Period and, in connection therewith, shall have the right to employ counsel and advisors of Buyer’s choice; provided, however, that with respect to any Tax Controversy involving the Specified Matter, Buyer will employ the professionals at Plante Moran that the Company previously engaged with respect to the preparation and submission of claims for employee retention credits or such other professionals that are reasonably acceptable to Holdco; and provided further, that (i) any and all costs and expenses incurred by Buyer and the Company related to any Tax Controversy shall, to the extent it relates to Pre-Closing Tax Periods, be borne by Holdco, (ii) Holdco and its representatives shall be permitted, at Holdco’s expense, to participate in but not control, the portion of any Tax Controversy that relates to a Pre-Closing Tax Period, and (iii) neither Buyer nor the Company shall be entitled to settle, either administratively or after the commencement of litigation, or cease to defend any such Tax Controversy that relates to Pre-Closing Taxes without the prior written consent of Holdco (which consent shall not be unreasonably withheld, conditioned, or delayed). Notwithstanding any provisions of this Agreement to the contrary, (x) the Buyer shall solely control all aspects of and decisions related to any and all Actions with respect to Taxes and Tax Returns of the Company that do not relate to a Pre-Closing Tax Period or Straddle Tax Period, (y) the parties hereto agree that Buyer shall be permitted (and Holdco shall cooperate with Buyer’s efforts) to make an election under Section 6226 of the Code (and any comparable election under similar or corresponding provisions of state or local Law) with respect to any Tax Controversies to which the Partnership Audit Procedures apply, and (z) to the extent that a provision of this Section 6.3(c) conflicts with any provision of Section 7.5, this Section 6.3(c) shall govern. For the avoidance of doubt, this Section 6.3(c) shall not apply to any Action relating to a Tax Return of Holdco.

(d) Transfer Taxes. All transfer, sales, use, stamp, conveyance, real property transfer, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the Transactions (“Transfer Taxes”) shall be borne 50% by Holdco and 50% by Buyer. The party responsible by applicable Law for filing any Tax Return relating to Transfer Taxes shall be responsible for filing such Tax Return and the other party shall cooperate with the filing party in the filing of any such Tax Returns with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns.

(e) Straddle Tax Period. For purposes of this Agreement, in the case of Taxes that are payable with respect to a Straddle Tax Period, the portion of such Taxes that will be deemed attributable to the Pre-Closing Tax Period shall (i) in the case of real property Tax, personal property Tax, or other ad valorem Tax, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on and including the Closing Date and the denominator of which is the total number of calendar days in such Straddle Tax Period; and (ii) in the case of any other Tax, be determined based on an interim closing of the books of the Company as of the end of the Closing Date.

(f) Termination of Certain Existing Agreements. Any and all existing Tax sharing or indemnity Contracts and agreements (whether written or not) binding upon the Company, on the one hand, and Holdco or any of its Affiliates, on the other hand, shall be terminated as of the Closing Date. After such date, none of the Company, Holdco, or any of Holdco’s Affiliates shall have any further rights or liabilities thereunder.

(g) Intended Tax Treatment; Purchase Price Allocation. Buyer and Holdco intend and agree that the transfer and sale of the Acquired Interests by Holdco to Buyer pursuant to this Agreement in exchange for the Total Consideration (including the Stock Consideration) shall, for U.S. federal income, and applicable state and local, Tax purposes (including for purposes of Sections 1001 and 1012(a) of the Code) be treated as a taxable sale by Holdco of the assets of the Company in exchange for the Total Consideration (together with assumed liabilities and other amounts treated as purchase price for applicable Tax purposes) (the “Intended Tax Treatment”). Buyer and Holdco shall allocate the Total Consideration (together with other items properly treated as purchase price for U.S. federal income (and applicable state and local) Tax purposes) among the assets of the Company in accordance with Section 1060 of the Code (and corresponding provisions of state and local applicable Law) and the principles set forth on Schedule 6.3. Buyer shall deliver a proposed allocation (“Allocation”) in accordance with the foregoing sentence to Holdco within 90 calendar days following the finalization of the Final Cash Consideration pursuant to Section 1.3. If Holdco disputes any item in the Allocation, it shall notify Buyer within 15 calendar days of receipt of the Allocation. If Buyer and Holdco cannot resolve such dispute within 20 days (or such extended period as they may agree), such dispute shall be submitted to the Accounting Firm for resolution in accordance with Section 1.3(d), mutatis mutandis; provided that the Accounting Firm shall be instructed to resolve such dispute in a manner consistent with Schedule 6.3. Following resolution of any such dispute (or the expiration of the aforementioned 15-day period), Buyer shall provide to Holdco a final Allocation reflecting any agreed changes or the Accounting Firm’s determination. The Allocation provided by Buyer pursuant hereto (subject to any modifications made under the preceding sentence) shall be final, and none of Buyer, Holdco, or any of their respective Affiliates, shall take any position (whether in financial statements, audits, Actions, Tax Returns or otherwise) that is inconsistent with the Intended Tax Treatment or the Allocation unless otherwise required by applicable Law. Any adjustments to the Total Consideration, and any amounts treated as purchase price for applicable Tax purposes (including any Earnout Payments) shall be treated in a manner consistent with the Allocation (and the parties shall notify each other and cooperate in reflecting such adjustment).

(h) Treatment of Deferred Revenue Liability. The parties hereto agree that for U.S. federal income (and applicable state and local) Tax purposes, Buyer will not be deemed to receive a payment from Holdco in exchange for assuming any deferred revenue (as adjusted for income Tax purposes) of the Company. Each of the parties hereto shall report the transactions consistent with this Section 6.3(h) and shall not take any position, whether on a Tax Return or in a Tax proceeding, inconsistent with this Section 6.3(h), except as otherwise required by applicable Law.

6.4 Director, Manager, and Officer Indemnification.

(a) From and after the Closing, and until the sixth anniversary of the Closing, Buyer shall cause the Company to fulfill and honor in all respects the obligations of the Company to Persons who on or prior to the Closing are or were directors, managers and/or officers of the Company (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Organizational Documents and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties that are listed on Schedule 6.4(a) of the Disclosure Schedules (the “D&O Indemnifiable Matters”); provided, however, that (i) the foregoing obligations shall be subject to any limitation imposed by applicable Laws, and (ii) no Company Indemnified Party shall have any right of contribution, indemnification or right of advancement from Buyer, Company, or their respective successors with respect to any Losses claimed by any of the Buyer Indemnified Parties against such Company Indemnified Party in his or her or its capacity as a Seller pursuant to this Agreement. Notwithstanding the foregoing, the obligations of Buyer and the Company or their respective successors in respect of the D&O Indemnifiable Matters (i) shall be subject to any limitation imposed by applicable Law, the terms of the Organizational Documents or the terms of the applicable indemnification agreement and (ii) shall not be deemed to release any Company Indemnified Party who is also an officer, manager or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement.

(b) The Company has purchased and paid for an extended reporting period endorsement under the Company’s existing managers’, directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Buyer that shall provide the Company Indemnified Parties with coverage for six years following the Closing of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s managers’, directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Buyer shall not, and shall cause the Company to not, take any action to eliminate such D&O Tail Policy. The cost of any D&O Tail Policy shall be considered a Third-Party Expense for purposes of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 6.4 applies without the consent of such affected Company Indemnified Party, it being understood and agreed that the Company Indemnified Parties are intended to be express third party beneficiaries of this Agreement.

6.5 Seller Release.

(a) Except as otherwise provided in this Agreement and, effective as of the Closing, each Seller on behalf of itself and each of its agents, trustees, beneficiaries, Affiliates, heirs, successors, assigns, members and partners (collectively, the “Seller Releasing Parties”), hereby fully, irrevocably and unconditionally waives, releases, acquits and forever discharges, to the fullest extent permitted by Law, Buyer, the Company and each current, former and future holders of any equity, voting, partnership, limited liability company or other interest in, and each director, officer, manager, employee, member, partner, agent, attorney, representative, affiliate, heir, assignee or successor of the Company, Buyer or any Affiliate thereof (in their capacity as such) (collectively, the “Buyer Released Parties”) from any and all claims, demands, damages, legal proceedings, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, at law or in equity (collectively, “Claims”), that any Seller Releasing Party has or might have in each case arising out of anything done, omitted, suffered or to be done by any Released Party, in each case, whether heretofore accrued and whether foreseen or unforeseen or known or unknown, relating to any matter, claim or right arising at any time on or prior to the Closing (collectively, the “Seller Released Claims”); provided, that, notwithstanding the foregoing, the Seller Released Claims shall not include any Claims under this Agreement, the Related Agreements, the Transactions or any Stock Recipient’s ownership of Buyer Stock, if applicable (the “Excluded Claims”). Each of the Buyer Released Parties shall be an intended third party beneficiary of this Section 6.5 and is entitled to directly enforce the releases contained in this Section 6.5.

(b) Each Seller hereby covenants not to, and shall cause its Affiliates not to, sue the Buyer Released Parties with respect to any of the Seller Released Claims or to initiate or voluntarily participate in any administrative or arbitral proceeding against the Buyer Released Parties with respect to any Seller Released Claims; provided, that such Seller shall not be restricted from bringing Claims arising under or out of the Excluded Claims.

(c) Each such Seller understands that the release set forth in this Section 6.5 is a full and final general release of all Seller Released Claims, that could have been asserted in any legal or equitable proceeding against the Buyer Released Parties.

(d) Each such Seller acknowledges that it has the right to review or has reviewed this Agreement with its legal counsel, and such party understands and acknowledges the significance and consequences of this Agreement and, in particular, of the waiver provided in this Section 6.5.

6.6 Buyer Release.

(a) Except as otherwise provided in this Agreement and, effective as of the Closing, Buyer on behalf of itself and each of its agents, beneficiaries, Affiliates, successors, assigns, members and partners (collectively, the “Buyer Releasing Parties”), hereby fully, irrevocably and unconditionally waives, releases, acquits and forever discharges, to the fullest extent permitted by Law, Holdco, the Holders, and each current, former and future holders of any equity, voting, partnership, limited liability company or other interest in, and each director, officer, manager, employee, member, partner, agent, attorney, representative, affiliate, heir, assignee or successor of Holdco or the Holders or any Affiliate thereof (in their capacity as such), and each current and former holders of any equity, voting, partnership, limited liability company or other interest in, and each past and present Representative of Holdco or the Holders (collectively, the “Seller Released Parties”) from any and all Claims that any Buyer Releasing Party has or might have in each case, whether accrued and whether foreseen or unforeseen or known or unknown, relating to any matter, claim or right arising at any time on or prior to the Closing (collectively, the “Buyer Released Claims”); provided, that, notwithstanding the foregoing, the Buyer Released Claims shall not include any Claims under the Excluded Claims, if applicable. Each of the Seller Released Parties shall be an intended third party beneficiary of this Section 6.6 and is entitled to directly enforce the releases contained in this Section 6.6.

(b) Buyer hereby covenants not to, and cause its Affiliates not to, sue the Seller Released Parties with respect to any of the Buyer Released Claims or to initiate or voluntarily participate in any administrative or arbitral proceeding against the Seller Released Parties with respect to any Buyer Released Claims; provided, that Buyer shall not be restricted from bringing Claims arising under or out of the Excluded Claims.

(c) Buyer understands that the release set forth in this Section 6.6 is a full and final general release of all Buyer Released Claims, that could have been asserted in any legal or equitable proceeding against the Seller Released Parties.

(d) Buyer acknowledges that it has the right to review or has reviewed this Agreement with its legal counsel, and such party understands and acknowledges the significance and consequences of this Agreement and, in particular, of the waiver provided in this Section 6.6.

6.7 No Dissolution. From the Closing until the day following the date that Buyer is required to pay Holdco the Earnout Payment for the Third Earnout Period (or, if applicable, such time when it is determined no such payment is owed), Holdco shall not adopt or complete any partial or complete liquidation or dissolution.

6.8 Legend Removal. Promptly after the one year anniversary of the date hereof (and in no event later than the fifth Business Day following the one year anniversary of the date hereof), Buyer will remove any restrictive legends on the book-entry positions and shall instruct its transfer agent to remove such legend from the applicable book-entry position. Any fees or expenses incurred by Buyer (with respect to Buyer’s transfer agent or outside counsel) associated with the removal of such legends shall be borne by Buyer.

6.9 RWI Policy. The aggregate cost of the premium, underwriting fees, surplus lines, Taxes and fees and any other expenses charged by an insurer or insurance broker for the RWI Policy have been or shall be paid one-half by Buyer and one-half by Holdco. Buyer shall cause the R&W Policy to expressly provide that the insurer writing such policy shall only be entitled to subrogate against the Sellers (or any of the Seller’s direct or indirect shareholders or members, equityholders, directors, officers, managers, partners, employees, Representatives or other Affiliates), in connection with this Agreement, in instances of Fraud by the Sellers. Buyer shall not, and shall not permit any of its Affiliates to, amend any provision of the RWI Policy that grants or limits any right of subrogation against the Sellers (or any Seller’s direct or indirect shareholders or members, equityholders, directors, officers, managers, partners, employees, Representatives or other Affiliates). Following the Closing, each Seller shall provide reasonable cooperation to Buyer, the applicable insurance provider, and the Company in connection with pursuing claims under the RWI Policy if reasonably requested by Buyer or the applicable insurance provider, in each case, at Buyer’s sole cost and expense.

6.10 Preservation of Records; Access to Employees.

(a) For a period of not less than six years from and after the Closing, (the “Preservation Period”), Holdco and Buyer shall preserve and keep the records held by them or their Affiliates (including the Company) relating to the business of the Company relating to any period prior to the Closing and shall, upon reasonable notice, make such records and personnel available to the other parties as may be reasonably required by any such party in connection with (i) any insurance claims by, legal proceedings or Tax audits against or governmental investigations of Holdco or Buyer or any of their respective Affiliates, any evaluation of any claim for indemnification hereunder or in order to enable Holdco or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby, (ii) the preparation of any Tax Return or the examination by any Tax Authority or other action relating to any Tax Return of such party, or (iii) the preparation of financial reports. Holdco may request, no later than 15 Business Days prior to the end of the Preservation Period, at Holdco’s expense, to obtain any such items prior to their disposal by the other party, and the other party shall comply with such request to the extent permitted to do so by applicable Law or Order, or by a contractual obligation.

(b) Notwithstanding the forgoing, any Party (a “Destroying Party”) may destroy, discard or transfer (or cause to be destroyed, discarded or transferred) any information, documents, files or other materials (including Tax Returns) at any time in their sole an absolute discretion; provided, that prior to such destruction, discarding or transfer, the Destroying Party shall first give the other party reasonable written notice prior to transferring, destroying or discarding any such materials and, if such other party so requests within 15 Business Days after receipt of such notice from such Destroying Party, shall allow such other party to take possession of such materials.

(c) Notwithstanding any provision of this Section 6.10 to the contrary, no such access shall be permitted or provision of documentation shall be required to the extent that it would require any party to disclose information subject to attorney-client privilege, violate any Law, or conflict with any confidentiality obligations to which the Company is bound; provided, that the Company shall use commercially reasonable efforts to provide such information in a manner that does not violate any such Law, confidentiality obligations or privilege.

6.11 Employee Benefit Arrangements.

(a) Buyer shall be liable for complying with the requirements of WARN should Buyer, directly or indirectly, effectuate a “mass layoff” as that term is defined in WARN, or comparable conduct under any applicable state Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company without complying fully with the requirements of WARN or such applicable state Law after the Closing Date.

(b) With respect to all Employees who were employed by the Company immediately preceding the Closing (the “Company Employees”) and for the period beginning on the Closing Date and ending December 31, 2025, Buyer shall provide (i) compensation programs (excluding any equity-based plans and programs) for the Company Employees that are comparable in the aggregate to the compensation programs (excluding any equity-based compensation) provided before the Closing, and (ii) other benefit plans or programs that are comparable in the aggregate to similarly situated employees of the Buyer. Buyer shall use commercially reasonable efforts to provide that such employee benefit and compensation plans and programs (i) provide a continuation of benefits under any Employee flexible spending accounts through December 31, 2024, and (ii) count employment with the Company prior to the Closing as service for purposes of eligibility and vesting, and solely for paid time off or severance purposes, for the accrual of benefits.

(c) This Section 6.11 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.11, express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement of the Company, Buyer or any of their respective Affiliates.

6.12 Form 8-K. At Buyer’s expense, Holdco will and will cause its Affiliates to cooperate and use commercially reasonable efforts to assist Buyer in connection with the preparation and filing by Buyer of a current report on Form 8-K, which Form 8-K will include pro forma financial statements prepared by Buyer with respect to the transactions contemplated by this Agreement (including as contemplated by Article 11 of Regulation S-X) and historical financial statements of the Business as contemplated by Rule 3-05 of Regulation S-X. In furtherance and not in limitation thereof, at Buyer’s expense, Seller shall use commercially reasonable efforts to assist Buyer in causing and enabling an auditor selected by Buyer to prepare and issue an audit opinion with respect to any financial statements required to be so audited and provide to Buyer (and not withdraw) its consent to the filing of such audited financial statements, including their incorporation by reference into the registration statements filed by Buyer under the Securities Act of its audit reports with respect to the financial statements of the Business.

ARTICLE VII

POST-CLOSING INDEMNIFICATION

7.1 Survival Periods.

(a) Company and Sellers. The representations and warranties of the Company and the Sellers set forth in this Agreement or in the Related Agreements shall survive until 11:59 p.m. (Central time) on the date that is 12 months following the Closing Date; provided, however, that (i) the Fundamental Representations shall survive the Closing and continue in full force and effect until 11:59 p.m. (Central time) on the date that is six years following the Closing Date, and (ii) the Tax Representations shall survive the Closing and shall continue in full force and effect until 11:59 p.m. (Central time) on the date that is 60 calendar days after the expiration of the statute of limitations applicable to the subject matter of such representations or warranties and not general breach of contract claims; provided, however, that in each case, in the event of Fraud, such representation or warranty shall survive indefinitely following the Closing Date; provided, further, that with respect to any inaccuracy or breach of any representation or warranty of the Company or a Seller, as applicable, with respect which an Indemnification Claim Notice is provided hereunder prior to the Expiration Date, such representation or warranty shall survive as to such claim until such claim has been fully and finally resolved. All covenants of the Sellers shall survive in accordance with their terms, and if no term is specified, until performance thereof has been completed; provided that the covenants of Holdco set forth in Section 6.3 and the indemnification for Pre-Closing Taxes set forth in Section 7.2(a)(iv) shall continue in full force and effect until 11:59 p.m. (Central time) on the date that is 60 calendar days after the expiration of the statute of limitations applicable to the subject matter of such covenants and not general breach of contract claims.

(b) Buyer. The representations and warranties of Buyer set forth in this Agreement shall survive the Closing and continue in full force and effect until 11:59 p.m. (Central time) on the date that is six years following the Closing Date; provided, however, that in each case, in the event of a claim for Fraud, such representation or warranty shall survive indefinitely following the Closing Date; provided, further, that with respect to any inaccuracy or breach of any representation or warranty of the Buyer with respect which a claim is made hereunder prior to the Expiration Date, such representation or warranty shall survive as to such claim until such claim has been fully and finally resolved. All covenants of Buyer and the Company hereunder survive in accordance with their terms, and if no term is specified until performance thereof has been completed; provided that the covenants of Buyer and the Company set forth in Section 6.3 shall continue in full force and effect until 11:59 p.m. (Central time) on the date that is 60 calendar days after the expiration of the statute of limitations applicable to the subject matter of such covenants and not general breach of contract claims.

(c) The date on which a representation or warranty expires is referred to as the “Expiration Date.” For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties under applicable Law, and each of the Sellers and Buyer hereby respectively waive any defenses based on the statute of limitations to the extent inconsistent with the survival periods set forth in this Agreement. The expiration of any representation and warranty of the Company or the Sellers shall not affect any indemnification claim for breaches of representations or warranties of the Company or the Sellers with respect to the matters set forth in a corresponding written Indemnification Claim Notice if a written Indemnification Claim Notice with respect to such indemnification claim is delivered in accordance with Section 7.4 below prior to the Expiration Date of such representation and warranty. For clarity, no Claim shall be made with respect to any breach of any representation, warranty, covenant or agreement after the expiration of the applicable survival period prescribed for such representation, warranty, covenant or agreement in this Section 7.1.

7.2 Indemnification.

(a) Subject to the other terms, conditions and limitations set forth in this Article VII, from and after the Closing, the Sellers shall, jointly and severally as between Holdco and the Holders, and severally (but not jointly) as between the Holders in accordance with their respective Pro Rata Portion, indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates (including the Company), agents and other Representatives (the “Buyer Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Buyer Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any third party claims), resulting from or arising out of any of the following:

(i) any breach of, or inaccuracy in, or failure to be true, as of the date of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), a representation or warranty of the Company or Holdco (other than the Fundamental Representations or Tax Representations) contained in this Agreement;

(ii) any breach of, or inaccuracy in, or failure to be true, as of the date of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), any (A) Company Fundamental Representation or (B) Tax Representation of the Company or Holdco contained in this Agreement;

(iii) any failure by Holdco to perform or comply with any of its covenants or agreements set forth in this Agreement;

(iv) regardless of the disclosure of any matter set forth in the Disclosure Schedules, any and all Pre-Closing Taxes;

(v) regardless of the disclosure of any matter set forth in the Disclosure Schedules, any inaccuracy in the Pro Rata Portions set forth in the Closing Spreadsheet or the pro rata portions set forth in the Support Agreement;

(vi) any Fraud in connection with making the representations and warranties of the Company or Holdco set forth in Article III and Article IV; and

(vii) the Specified Matter.

(b) Subject to the other terms, conditions and limitations set forth in this Article VII, from and after the Closing, each Holder shall severally, indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses paid, incurred, suffered or sustained by the Buyer Indemnified Parties, or any of them, resulting from or arising out of any of the following:

(i) any breach of, or inaccuracy in, or failure to be true, as of the date of this Agreement or as of the Closing as if made as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), a representation or warranty of such Holder contained in Article IV of this Agreement; and

(ii) any failure by such Holder to perform or comply with any covenant or agreement applicable to such Holder contained in this Agreement or the Related Agreements to which such Holder is a party; and

(iii) any Fraud committed by such Holder in connection with a breach of the representations and warranties set forth in Article IV of this Agreement.

(c) Notwithstanding anything herein to the contrary, all materiality qualifications (such as “material” and “Company Material Adverse Effect”) included in the representations and warranties in this Agreement shall be disregarded for purposes of this Article VII, including in connection with determining whether there has been any failure of a representation or warranty to be true and correct and the amount of any Losses incurred; provided, however, that, in no event shall (i) “Material Contract” be read to mean “Contract” or (ii) the term “Company Material Adverse Effect” be read out of Section 3.6(g)(i). Nothing in this Agreement shall limit the right of any party to this Agreement or any Buyer Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

(d) If there is any claim for indemnification under Section 7.2(a)(iv) that could also be asserted as a claim for indemnification under another subclause of this Section 7.2(a), then such claim shall be deemed to arise only under Section 7.2(a)(iv).

(e) To the extent permitted by Law, for applicable Tax purposes all payments under this Article VII shall be treated as adjustments to the Total Consideration, as finally determined.

7.3 Limitations on Indemnification.

(a) Notwithstanding other provisions of this Article VII, except in the case of Fraud, the Buyer Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 7.2(a)(i) unless and until the Buyer Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $55,000 in Losses in the aggregate (the “Deductible Amount”), in which case the Buyer Indemnified Parties shall be entitled to recover only those Losses in excess of the Deductible Amount.

(b) Subject to Section 7.3(c), and except in the case of Fraud, the Sellers’ liability for indemnification claims under Section 7.2(a)(i) shall be limited to an aggregate amount equal to the Indemnity Escrow Amount.

(c) Subject to the other provisions and limitations in this Article VII, any Losses with respect to the following indemnification claims of the Buyer Indemnified Parties shall be satisfied as follows:

(i) With respect to Losses for claims under Section 7.2(a)(i), (A) first, by recovery from the Indemnity Escrow Amount; (B) second, to the extent coverage is available, by the use of commercially reasonable efforts to seek recovery from the RWI Policy; and (C) third, to the extent that recovery from the RWI Policy is not available due to lack of availability or depletion of coverage solely as a result of payments made for Losses pursuant to Section 7.2(a)(ii)(B), Section 7.2(a)(iv), or Section 7.2(a)(vi), by recovery directly against Holdco or the Holders (jointly and severally as between Holdco and the Holders, and severally (but not jointly) as between the Holders in accordance with their respective Pro Rata Portion).

(ii) With respect to Losses for claims under Section 7.2(a)(ii), Section 7.2(a)(iv), Section 7.2(a)(vi), Section 7.2(b)(i) and Section 7.2(b)(iii), (A) first, by recovery from the Indemnity Escrow Amount; (B) second, to the extent coverage is available, by the use of commercially reasonable efforts to seek recovery from the RWI Policy; and (C) third, (1) with respect to claims under Section 7.2(a)(ii), Section 7.2(a)(iv) and Section 7.2(a)(vi) by recovery directly against Holdco or the Holders (jointly and severally as between Holdco and the Holders, and severally (but not jointly) as between the Holders in accordance with their respective Pro Rata Portion; and for the avoidance of doubt, there shall not be any requirement that the Buyer Indemnified Parties first seek indemnification from Holdco prior to proceeding with an indemnification claim against the Holders) and (2) with respect to claims under Section 7.2(b)(i) and Section 7.2(b)(iii) directly against the applicable Holder; provided, however, that in no event shall the liability of (A) Holdco for any such Losses exceed the amount of Total Consideration received by Holdco (including from the Escrow Amounts and any Post-Closing Consideration in each case, prior to the withholding of Taxes) or (B) any Holder for any such Losses exceed the amount of Total Consideration received by such Holder (including any funds from the Escrow Amounts and any Post-Closing Consideration, in each case, prior to the withholding of Taxes), which such Total Consideration amounts shall not be double counted; provided, if such Losses are in respect of Fraud, there shall be no limitation on the liability hereunder of any Holder who committed such Fraud.

(iii) With respect to Losses for claims under Section 7.2(a)(iii) or Section 7.2(a)(v), directly against Holdco or the Holders (jointly and severally as between Holdco and the Holders, and severally (but not jointly) as between the Holders in accordance with their respective Pro Rata Portion; and for the avoidance of doubt, there shall not be any requirement that the Buyer Indemnified Parties first seek indemnification from Holdco prior to proceeding with an indemnification claim against the Holders); provided, however, that in no event shall the liability of (A) Holdco for any such Losses exceed the amount of Total Consideration received by Holdco (including from the Escrow Amounts and any Post-Closing Consideration in each case, prior to the withholding of Taxes) or (B) any Holder for any such Losses exceed the amount of Total Consideration received by such Holder (including any funds from the Escrow Amounts and any Post-Closing Consideration, in each case, prior to the withholding of Taxes).

(iv) With respect to Losses for claims under Section 7.2(a)(vii), directly against Holdco or the Holders (jointly and severally as between Holdco and the Holders, and severally (but not jointly) as between the Holders in accordance with their respective Pro Rata Portion, provided that there shall be no limitation on liability hereunder of Holdco or any Holder with respect to such Losses; and for the avoidance of doubt, there shall not be any requirement that the Buyer Indemnified Parties first seek indemnification from Holdco prior to proceeding with an indemnification claim against the Holders).

(v) With respect to Losses for claims under Section 7.2(b)(ii), directly against the applicable Holder, in which case the liability of Holder shall be limited to the amount of Total Consideration received by such Holder (including from the Escrow Amounts and any Post-Closing Consideration in each case, prior to the withholding of Taxes), which such Total Consideration amounts shall not be double counted.

(d) Each Seller acknowledges and agrees that with respect to any Losses determined to be payable pursuant to this Article VII that Buyer has the right to recover directly from Holdco pursuant to the foregoing provisions, Buyer may elect to recover such Losses by offsetting such Losses against any Earnout Payment that becomes payable to Holdco pursuant to Section 1.4 rather than recovering directly from Holdco, subject to the limitations set forth in this Article VII.

(e) For the avoidance of doubt, nothing in this Article VII will in any way inhibit the Buyer Indemnified Parties from obtaining any remedies such Buyer Indemnified Parties may have under the RWI Policy.

(f) For the avoidance of doubt, the obligation to attempt to seek recovery under the RWI Policy is not a precondition to the submission of an Indemnification Claim Notice.

(g) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any punitive damages, except to the extent recovered by, paid or payable to a third party in connection with a Third Party Claim. Nothing in this Agreement shall in any way restrict or limit the general obligation at Law (including under Delaware common law) of a Buyer Indemnified Party or a Holdco Indemnified Party to mitigate any Loss it may suffer or incur by reason of a breach of any representation, warranty or covenant set forth in this Agreement. Any liability for indemnification under this Article VII shall be determined without duplication of recovery. Payments by an Indemnified Party in respect of any Loss shall be reduced by any amounts actually received from any insurance policy or third parties (net of all reasonable costs and expenses of recovery) by an Indemnified Party in respect of such claim.

(h) Buyer acknowledges and agrees that the sole and exclusive remedy for the Buyer Indemnified Parties with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, for any of the other matters set forth in Section 7.2 or otherwise resulting from or arising out of this Agreement or the Transactions will be pursuant to the indemnification provisions set forth in this Article VII and the Support Agreement; provided, that the foregoing clause of this sentence shall not be deemed a waiver by any party of (i) any right to specific performance or injunctive relief, (ii) any right or remedy of a party under any Related Agreement to which it is party, (iii) recovery under the RWI Policy, or (iv) Buyer’s right to recover any Losses determined to be due and owing by Holders or Holdco pursuant to this Article VII from any Earnout Payment that becomes payable pursuant to Section 1.4. Subject to the other limitations contained herein, the obligations of the Sellers under this Article VII shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company prior to the Closing that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Sellers, not the Company, shall have the sole obligation for the indemnification obligations under this Article VII.

(i) No Buyer Indemnified Party shall make any claim for indemnification under this Article VII in respect of any Loss that is specifically taken into account in the calculation of the Closing Cash Consideration.

7.4 Indemnification Claim Procedures.

(a) Notice of Claims. Subject to the limitations set forth in Section 7.1, and other than claims arising pursuant to Section 6.3(c), which shall be exclusively governed by Section 6.3(c), if a Buyer Indemnified Party makes an indemnification claim under this Article VII, including for a Third Party Claim (as defined below) such Buyer Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to Holdco (or in the event a Buyer Indemnified Party elects to pursue such indemnification claim directly against a Holder, to such Holder directly) (i) stating that a Buyer Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates in good faith that it may pay, incur, suffer or sustain Losses, and (ii) describing (A) the amount of claimed Losses in reasonable detail (to the extent known and reasonably quantifiable by Buyer Indemnified Party), and (B) the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The Buyer Indemnified Party may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof. “Indemnifying Party” means the party against whom indemnification is sought pursuant to this Article VII.

(b) In the event that indemnification is being sought hereunder directly from a Seller, if such Seller shall object to any claim or claims made in any Indemnification Claim Notice to recover claims directly from such Holder, Holdco (or such objecting Holder) and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Holdco (or such objecting Holder, as applicable) and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The parties to such memorandum shall be entitled to conclusively rely on any such memorandum. In such event, subject to the limitations set forth in Section 7.3, in the case of an Indemnification Claim Notice delivered by a Buyer Indemnified Party, Buyer and Holdco shall jointly instruct the Escrow Agent to release to such Buyer Indemnified Party the amount of such agreed upon Losses from the Indemnity Escrow Funds. Should the Indemnity Escrow Amount be insufficient to satisfy in whole the amount to be paid to an Buyer Indemnified Party in accordance with such memorandum, then, subject to the limitations set forth in this Article VII, within 10 Business Days following the date of such memorandum, each Holder shall, pay to the Buyer Indemnified Party such Holder’s Pro Rata Portion of such shortfall in cash or, in the event that indemnification is being sought hereunder directly from a Holder, the full amount of such shortfall in cash, by wire transfer of immediately available funds to an account designated by Buyer.

(c) If no such agreement can be reached after good faith negotiation in the 30 calendar days after delivery of an Indemnification Claim Notice, Buyer or Holdco may pursue the process set forth in Section 8.9, subject to the limitations of Section 7.3.

7.5 Third Party Claims.

(a) Other than claims arising pursuant to Section 6.3(c), which shall be exclusively governed by Section 6.3(c), in the event a third party makes a claim (a “Third Party Claim”), which a Buyer Indemnified Party reasonably believes may result in a Claim for indemnification pursuant to this Article VII, the Buyer Indemnified Party shall promptly (and in any event within 30 days after such third party asserts such Claim) notify the Indemnifying Party in writing of such claim (which written notice shall be made in good faith and include a reasonably specific description of such Third Party Claim, including the amount (if known and quantifiable) and the basis thereof) with an Indemnification Claim Notice (a “Third Party Notice”); provided, that no delay or failure on the part of a Buyer Indemnified Party in delivering a Third Party Notice shall cause any Buyer Indemnified Party to forfeit any indemnification rights under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such delay or failure. Thereafter, the Buyer Indemnified Party shall deliver or cause to be delivered to such Indemnifying Party copies of all material notices and documents (including court papers) received by such Buyer Indemnified Party relating to the Third Party Claim as may be reasonably requested by the Indemnifying Party and shall, in good faith, take into consideration the Indemnifying Party’s reasonable recommendations relating to the Third Party Claim. Upon receipt of a Third Party Notice, the Indemnifying Party shall be entitled, at its option and expense, to participate in, but not to control, determine or conduct, the defense of such Third Party Claim. So long as Buyer uses commercially reasonable efforts to diligently defend or resolve and mitigate the Losses under the Third-Party Claim, Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and Indemnifying Party shall not be entitled to control any negotiation of settlement, adjustment or compromise with respect to any such Third Party Claim; provided, however, that except with the consent of Holdco (such consent not to be unreasonably withheld, conditioned or delayed other than in good faith), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses, or the right to any such Losses, relating to such matter.

(b) If Buyer fails to use commercially reasonable efforts to diligently defend or resolve the Third-Party Claim, the Indemnifying Party shall be entitled to assume control of such Third Party Claim with Indemnifying Party’s own counsel.

7.6 Indemnity Escrow Amount.

(a) Within five Business Days following the date that is 12 months following the Closing Date (the “Indemnity Escrow Expiration Date”), Buyer and Holdco shall jointly instruct the Escrow Agent to transfer to Holdco an amount in cash equal to (i) the Indemnity Escrow Funds minus (ii) an amount of cash equal to the amounts set forth in an Indemnification Claim Notice delivered in accordance with this Agreement (which claims have not yet been resolved) (the “Continuing Claims”) or any amounts finally determined to be owed to Buyer pursuant to this Article VII (such amount, the “Retained Escrow Amount”).

(b) Following the Indemnity Escrow Expiration Date, after resolution and payment of all Continuing Claims, Buyer and Holdco shall jointly instruct the Escrow Agent to transfer to Holdco the portion (if any) of the Retained Escrow Amount then remaining.

(c) Notwithstanding the foregoing, (i) any notice that is required to be delivered to any Seller pursuant to this Article VII shall be deemed satisfied by delivery of such notice to Holdco and (ii) any notices required to be delivered by, or any actions that are required to be taken by, any of the Sellers pursuant to this Article VII shall be satisfied by delivery by, or action taken by Holdco.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Company or the Sellers, as applicable, may, at their option, include in the Disclosure Schedules matters or items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such matters or items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on the Disclosure Schedules relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in the Disclosure Schedules or any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

8.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) upon transmission, if sent by electronic mail transmission (in each case with receipt verified by electronic confirmation, and if not so verified, so long as such notice is also reasonably promptly delivered via another method described herein), or (iii) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):

(a) if to Buyer, to:

Regis Corporation

3701 Wayzata Boulevard, Suite 600

Minneapolis, MN 55416

Attn: Matthew Doctor, President and Chief Executive Officer

Matthew.Doctor@regiscorp.com

with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

90 South Seventh Street, Suite 2200

Minneapolis, Minnesota 55402

Attention: Kassendra Galindo

Email: kassendra.galindo@faegredrinker.com

(b) If to a Holder, to its contact information as set forth in the Closing Spreadsheet.

(c) if to Holdco, to:

ASG Holdings, LLC

36800 Woodward Ave.

Suite 310

Bloomfield Hills, MI 48304

Attention: Michael Sarafa

Email: msarafa@allinesg.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, MI 48226

Attention: Gjina Lucaj

Email: Glucaj@foley.com

8.3 Amendment. Subject to applicable Law, this Agreement may be amended by Buyer and Holdco at any time by execution and delivery of an instrument in writing signed on behalf of each of such party. For purposes of this Section 8.3 each of the Holders agrees that any amendment of this Agreement signed by Holdco shall be binding upon and effective against the Sellers whether or not they have signed such amendment.

8.4 Extension and Waiver. Buyer, on the one hand, and Holdco, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party or parties contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties. For purposes of this Section 8.4, the Sellers are deemed to have agreed that any extension or waiver signed by Holdco shall be binding upon and effective against all Sellers whether or not they have signed such extension or waiver.

8.5 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that (a) Buyer may assign its rights and delegate its obligations hereunder to its Affiliates; and (b) Buyer may assign its rights hereunder as collateral security to any of its lenders and any such lenders shall be entitled to exercise all of the rights and remedies of Buyer pursuant to such assignment, in each case, as long as Buyer remains ultimately liable for all of Buyer’s obligations under this Agreement.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to seek a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related Action.

(b) Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c) Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VII, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at Law or in equity against a Person based on such Person’s Fraud, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for Fraud, (ii) the time period during which a claim for Fraud may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for Fraud.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

8.9 Exclusive Jurisdiction; Waiver of Jury Trial.

(a) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE

UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9(b).

8.10 Entire Agreement. This Agreement, the Annexes, Exhibits and Schedules hereto, the Disclosure Schedules, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement, and are not intended to confer upon any other person any rights or remedies hereunder.

8.11 Non-Recourse. Following the Closing, (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, the Transactions or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto (subject to the limitations contained herein), except as set forth in the Support Agreement; and (ii) except as expressly provided hereunder and as set forth in the Support Agreement, no past, present or future incorporator or other Representative of any party (including any Person negotiating or executing this Agreement on behalf of a party and including any investors in Holdco) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement or any other Related Agreement, or as a result of any of the Transaction, or the negotiation, execution or performance of this Agreement or any other Related Agreement. Notwithstanding any provision of this Agreement or otherwise, except as set forth in the Support Agreement, the parties to this Agreement agree, on their own behalf and on behalf of their respective Affiliates, that no other party except for the parties to this Agreement and the Support Agreement shall have any liability relating to this Agreement or the Transactions and this Agreement shall only be enforceable against the named parties (subject to the limitations contained herein or the terms and conditions of any other Related Agreement).

8.12 Third Party Beneficiaries. Except as otherwise expressly provided herein (including, for purposes of Section 5.7, each of the Non-Recourse Parties, for purposes of Section 6.4, each of the Company Indemnified Parties, for purposes of Section 6.5, each of the Buyer Released Parties, for purposes of Section 6.6, each of the Seller Released Parties, for purposes of Article VII, each of the Buyer Indemnified Parties and any other Persons subject thereto, for purposes of Section 8.11, any Person not a party hereto and for purposes of Section 8.13, Foley), nothing expressed or referred to in this Agreement will be construed to give any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement to any Person other than the parties to this Agreement.

8.13 Conflicts, Privilege and Holdco Communications.

(a) Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Foley has acted as counsel for Holdco, the Company and certain of their respective Affiliates in connection with this Agreement and the Transactions (the “Transaction Engagement”), and in connection with this Agreement and the Transaction, Foley has not acted as counsel for any other Person, including Buyer.

(b) Only Holdco, the Company and certain of their respective Affiliates shall be considered clients of Foley in the Transaction Engagement. Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between Holdco, the Company, and their respective Affiliates, on the one hand, and Foley, on the other hand, in the course of the Transaction Engagement (each, a “Privileged Communication”), and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable to such Privileged Communication, shall be deemed to belong solely to Holdco, and not to the Company, and shall not pass to or be claimed, held, or used by Buyer or, upon or after the Closing, the Company. Furthermore, if Buyer discovers, it has in its possession or otherwise becomes aware of any Privileged Communication by virtue of such Privileged Communication being present in any Company member’s information systems or hard-copy files that, after Closing, are controlled by any Company party (and thereby indirectly controlled by Buyer), then Buyer shall be precluded from using, and shall not use or permit to be used, whether by Buyer or any Company party, any such Privileged Communication against Holdco in connection with any claim that may arise out of or relate to this Agreement or any other Related Agreement (except to the extent such use is permissible under any applicable evidentiary standards permitting the use or discovery of such Privileged Communication (e.g., the fraud/crime exception to the attorney-client privilege)). Accordingly, Buyer shall not be permitted to request access to the files of Foley with respect to the Privileged Communications. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Foley in respect of the Privileged Communications constitute property of the client, only Holdco and its Affiliates (for clarity, excluding the Company) shall hold such property rights and (ii) Foley shall have no duty whatsoever to reveal or disclose any such Privileged Communications to the Company or Buyer by reason of any attorney-client relationship between Foley and the Company or otherwise. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of Holdco.

(c) Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company), acknowledges and agrees that Foley has acted as counsel for Holdco, the Company and their respective Affiliates and that Holdco reasonably anticipates that Foley will continue to represent them and/or their Affiliates in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly (i) consents to Foley’s representation of Holdco and/or its Affiliates and/or any of its agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of Buyer and the Company, on the one hand, and Holdco, or any of its Affiliates, on the other hand, are adverse, including any matter relating to the Transaction, and whether or not such matter is one in which Foley may have previously advised Holdco, the Company or their respective Affiliates and whether or not Foley is handling ongoing matters for Buyer or the Company, and (ii) consents to the disclosure by Foley to Holdco or its Affiliates of any information learned by Foley in the course of its representation of Holdco, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Foley’s duty of confidentiality.

(d) Any representation of the Company by Foley after the Closing shall not affect the foregoing provisions of this Section 8.13. Furthermore, Foley, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing Holdco and/or its Affiliates.

8.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in HelloSign, DocuSign and/or .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.15 Terms Defined Elsewhere. The capitalized terms used in this Agreement not defined in Annex A shall have the meanings ascribed to such terms as set forth elsewhere in this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer, the Holders, the Company and Holdco have caused this Agreement to be executed as of the date first written above.

BUYER:
Regis Corporation

By:	/s/ Matthew Doctor
Name: Matthew Doctor
Title: President and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, Buyer, the Holders, the Company and Holdco have caused this Agreement to be executed as of the date first written above.

THE COMPANY:
Super C Group, LLC d/b/a Alline Salon Group

By: ASG Holdings, LLC
Its: Sole Manager

By:	/s/ Michael G. Sarafa
Name: Michael G. Sarafa
Title: President and CEO

HOLDCO:
ASG Holdings, LLC

By:	/s/ Michael G. Sarafa
Name: Michael G. Sarafa
Title: President and CEO

HOLDERS:

Vision Cuts LLC

By:	/s/ Michael G. Sarafa
Name: Michael G. Sarafa
Title: Manager

SAAW Project, LLC

By:	/s/ Ayad Kashat
Name: Ayad Kashat
Title: Member/Manager

VGP II LLC

By:	/s/ Michael G. Sarafa
Name: Michael G. Sarafa
Title: Manager

[Signature Page to Membership Interest Purchase Agreement]

ANNEX A

CERTAIN DEFINED TERMS

“Accrued Taxes” means an amount equal to the aggregate liability for unpaid Taxes of the Company with respect to any Pre-Closing Tax Period for which the Tax Return is not yet due as of the Closing Date (taking into account extensions) and has not yet been filed as of the Closing Date (or with respect to which the Tax Return has been filed and the Tax shown thereon has not been paid or an additional Tax has been assessed (or will be assessed pursuant to an agreement between the Company and the relevant Tax Authority)), provided that the calculation of Accrued Taxes shall (i) be determined in accordance with the past practices (including reporting positions and accounting methods) of the Company in preparing Tax Returns to the extent such past practices are consistent with applicable Law (determined using a “more likely than not” (or higher) level of comfort), unless otherwise required by this Agreement; (ii) for the avoidance of doubt, exclude (A) any “deferred Tax liabilities” and “deferred Tax assets” (within the meaning of GAAP), and (B) any liabilities and accruals or reserves established or required to be established under GAAP in respect of any speculative or contingent liabilities for Taxes or with respect to uncertain Tax positions; (iii) be determined in accordance with Section 6.3(e) in the case of any Straddle Tax Period and (iv) without duplication, shall take into account all estimated Tax payments and Tax prepayments that are creditable against such Taxes, and all Tax overpayments shown on any filed Tax Return that are required to be credited forward to the payment of such Taxes as of the Closing Date, in each case, to the extent such amounts are creditable against such unpaid Taxes in a Pre-Closing Tax Period under applicable Law (determined using a “more likely than not” (or higher) level of comfort).

“Action” means any action, suit, complaint, charge, examination, demand, written grievance, inquiry, litigation, pre-litigation, investigation, audit, request for information, proceeding, arbitration or similar dispute or claim by or before any Governmental Entity.

“Adjustment Escrow Amount” means an amount equal to $100,000.

“Adjustment Escrow Funds” has the meaning set forth in the Escrow Agreement.

“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, any other anti-bribery or anti-corruption Legal Requirements of any jurisdiction applicable to the Company its respective operations, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Minneapolis, Minnesota are authorized or obligated by Law or executive order to close.

“Buyer Stock” means Buyer’s common stock, with a par value per share of $0.05, which is publicly traded on Nasdaq.

“Capital Leases” means, with respect to any Person, leases of (or other Contracts conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that are actually accounted for as a capital lease on the balance sheet of such Person. For the avoidance of doubt, operating leases that would be capitalized under lease accounting standard ASC 842 shall not be treated as “Capital Leases.”

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and, for the avoidance of doubt, any amendment thereto (including pursuant to the Consolidated Appropriations Act, 2021 (Public Law 116-260)).

“Cash or Cash Equivalents” means any cash (other than cash (i) held as security deposits and (ii) collateralizing letters of credit or bonds), cash equivalents and short-term investments as determined in accordance with the Accounting Principles (which, for the avoidance of doubt, shall (a) include checks, wires and drafts received but not yet cashed as of such time and (b) exclude checks, wires and drafts issued but not yet cashed or deducted as of such time).

“Cash Consideration” means an amount in cash equal to (i) $19,000,000 plus (i) the Closing Cash, minus (C) the Closing Indebtedness, minus (D) the Closing Third-Party Expenses, plus (E) the Closing Working Capital Adjustment. For the avoidance of doubt, no items included in the definitions of Cash or Cash Equivalents, Indebtedness, Third Party Expenses or Closing Working Capital shall be double counted for purposes of calculating the Cash Consideration hereunder.

“Closing Cash” means, as of the Measurement Time, the aggregate amount of Cash or Cash Equivalents of the Company.

“Closing Indebtedness” means, as of the Measurement Time, the aggregate amount of Indebtedness of the Company.

“Closing Third Party Indebtedness” means, as of the Measurement Time, the aggregate amount of Third Party Expenses of the Company.

“Closing Working Capital” means (a) the Current Assets minus (b) the Current Liabilities, determined as of the Measurement Time.

“Closing Working Capital Adjustment” means (a) the amount (expressed as a negative number), if any, by which the Closing Working Capital is less than the Target Working Capital, (b) the amount (expressed as a positive number), if any, by which the amount of Closing Working Capital is greater than the Target Working Capital, and (c) zero dollars if the Closing Working Capital is equal to the Target Working Capital.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any similar and applicable state or local statute, and, in each case, any official guidance promulgated thereunder.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Fundamental Representations” means (a) those representations and warranties of the Company set forth in Section 3.1(a) (Organization, Good Standing, Power), Section 3.2(a) and Section 3.2(c)(i) (Authority and Enforceability), Section 3.5 (Company Capital Structure), and Section 3.19 (Transaction Fees), and (b) those representations and warranties of Holdco set forth in Article IV.

“Company’s Knowledge” or “Knowledge of the Company” (or any derivation thereof) means, with respect to the Company, the actual knowledge of Mike Sarafa, Adrian Shayota, Leonard Barr (but only with respect to Section 3.6(a) and Section 3.6(b), and Torrey Adragna (but only with respect to Section 3.11) (the “Knowledge Individuals”), and the knowledge the aforementioned individuals would have after reasonable inquiry with all relevant employees, consultants and advisors of the Company who would reasonably be expected to have knowledge of the matters in question.

“Company Material Adverse Effect” means any fact, state of facts, condition, change, circumstance, development, occurrence, event or effect that, either alone or in combination with any other fact, state of facts, condition, change, circumstance, development, occurrence, event or effect, that (a) is, or would reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), operations or capitalization of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to materially impair the performance by the Company of its obligations hereunder or materially delay the consummation of the Transactions; provided, that, with respect to clause (a) (and only clause (a)) of this definition of “Company Material Adverse Effect” none of the following to the extent resulting or arising from the following shall be taken into account in determining whether there has been, is or would reasonably be expected to be a Company Material Adverse Effect: (i) the execution and delivery of this Agreement (provided that this clause (i) shall not apply to any representation or warranty the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement); (ii) any changes generally in the industries in which the Company participates, or general economic conditions or financial markets; (iii) any act of God, any pandemic, any act of terrorism, war or other armed hostilities, any regional, national or international calamity; (iv) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); (v) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; or (vi) any change in applicable Law, Order, or accounting rules, including GAAP;; provided that with respect to the exceptions set forth in clauses (ii), (iii), and (v) in the event that such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect has had a disproportionate effect on the Company relative to other companies operating in the industry or industries in which the Company operates, then the incremental effect of such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or would reasonably be expected to occur.

“Contract” means, whether written or oral, any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“Current Assets” means the current assets of the Company as of the Measurement Time (excluding Cash, any Tax assets, and any other items excluded pursuant to the Accounting Principles), as determined in accordance with the Accounting Principles.

“Current Liabilities” means the current liabilities of the Company (excluding any Tax liabilities, deferred revenue, and any other items excluded pursuant to the Accounting Principles), in each case, as of the Measurement Time, as determined in accordance with the Accounting Principles; provided, however, that Current Liabilities shall exclude Indebtedness of the Company and Third-Party Expenses.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee” means any current or former employee, consultant, independent contractor, advisor or director of the Company or any ERISA Affiliate.

“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental, Health and Safety Requirements” means all applicable Laws concerning or relating to worker/occupational health and safety (solely with respect to exposure to Hazardous Materials), or pollution, compensation for damage or injury caused by pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any Hazardous Materials, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person under common control with the Company that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414 of the Code, and the regulations issued thereunder.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Amounts” means the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Families First Act” means the Families First Coronavirus Response Act (Public Law No. 116-127 (116th Cong.) (Mar. 18, 2020)), and any amendment thereof, or administrative or other guidance or legislation published with respect thereto, by any Governmental Entity.

“Final Cash Consideration” means the Cash Consideration as finally determined pursuant to Section 1.3

“Franchise Agreements” means all Contracts pursuant to which the Company has received, from Buyer or an Affiliate of Buyer, the right to develop, open and/or operate a Store under such Affiliate’s brand, including any unit franchise agreement, master franchise agreement, area development agreement, area representative agreement, regional developer agreement, subfranchise agreement and license agreement, and any amendments to such agreements.

“Fraud” means a knowing and intentional fraud as defined under Delaware law committed by a Party in making any of the representations and warranties set forth in Article III, Article IV and Article V (as applicable). For the avoidance of doubt, the definition of “Fraud” does not include: (i) equitable fraud, constructive fraud, any claim based on constructive knowledge, recklessness or negligent misrepresentation or any equitable claim (including unjust enrichment) or (ii) any other fraud-based claim other than knowing and intentional fraud.

“Fundamental Representations” means the Company Fundamental Representations and the Holder Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States, as promulgated by all relevant accounting authorities and as in effect as of the Agreement Date.

“Governmental Entity” means any court, tribunal, or arbitral or judicial body (including any grand jury), administrative agency or commission or other supranational, international, federal, state, county, local or other foreign governmental, legislative, administrative, or quasi-governmental authority, instrumentality, agency, committee (including any committee with respect to unauthorized practice of law) or commission.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“Holder Fundamental Representations” means, with respect to each Holder, those representations and warranties of each such Holder set forth in Article IV.

“Indebtedness” of the Company means, without duplication: (a) all Liabilities of such Person for borrowed money, whether secured or unsecured, all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (b) all Liabilities of such Person for the deferred purchase price of property or services (other than trade payables or accruals incurred in the Ordinary Course of Business), which are required to be classified and accounted for under GAAP as Liabilities; (c) all Liabilities of such Person in respect of Capital Leases; (d) Accrued Taxes; (e) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a)-(d) above to the extent of the obligation secured (but only to the extent that such letter of credit or similar instrument is drawn); (f) all accrued interest, fees and prepayment penalties on the items described in clauses (a) through (e) above; (g) all guarantees by such Person of any Liabilities of a third party of a nature similar to the types of Liabilities described in clauses (a)-(f) above, to the extent of the obligation guaranteed; (h) an amount equal to 44% of the balance of the Company’s gift card liability; (i) the items set forth on Schedule A. For clarity, Indebtedness shall be calculated without duplication of any such amounts actually included in the determination of Closing Working Capital or Estimated Closing Working Capital, as appropriate.

“Indemnity Escrow Amount” means an amount equal to $55,000.

“Indemnity Escrow Funds” has the meaning set forth in the Escrow Agreement.

“Inventory” means all inventory of the Company and all of the Company’s raw materials, work-in-process, samples, finished products, and similar items with respect to the Company’s operation of the business.

“Joinder Party” or “Joinder Parties” means the individuals listed on Schedule C.

“IRS” means the United States Internal Revenue Service.

“Law” means any U.S. or non-U.S. supranational, international, foreign, federal, state, county, local or other constitution, law, statute, ordinance, rule, regulation, guidance, code, order, directive, published administrative position, opinion, policy, or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity, whether directly applicable or applicable through Contract.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Action or Order of a Governmental Entity and those arising under any Contract.

“Lock-up Agreement” means the lock-up agreement with respect to the Stock Consideration.

“Loss” and “Losses” means any debts, obligations and other Liabilities, losses, damages, Taxes, deficiencies, judgments, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation).

“made available” means that the Company has posted such materials to the virtual data room for “Project Buzz” managed by the Company at Firmex and made available to Buyer and its Representatives during the negotiation of this Agreement (the “Data Room”), but only if so posted and made available in the folder reasonably related to such document’s subject matter, on or prior to the date that is two Business Days prior to the date of this Agreement.

“Measurement Time” means (i) with respect to Estimated Third-Party Expenses and Third-Party Expenses, and the calculation of Indebtedness and Estimated Indebtedness (except as it relates Item 1 on Schedule A and clause (h) of Indebtedness), as of immediately prior to the Closing on the Closing Date; and (ii) with respect to the calculation of Estimated Closing Cash and Closing Cash, Estimated Closing Working Capital and Closing Working Capital and the components thereof, Indebtedness and Estimated Indebtedness as it relates to the calculation of Item 1 on Schedule A and clause (h) of Indebtedness, the Measurement Time means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.

“Mutual Termination Agreement” means mutual termination agreement, between Buyer or an Affiliate of Buyer and the Company and Holdco, with respect to the Franchise Agreements set forth on Schedule B.

“Nasdaq” means the Nasdaq Stock Market, a registered national securities exchange.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future direct or indirect equityholders, controlling Persons, directors, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members, managers, general or limited partners, successors or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, legal counsel, financial advisor, agent, representative, Affiliate, member, manager, general or limited partner, portfolio company, successor or assignee of any of the foregoing); provided, however, that the Joinder Parties shall not be deemed a Non-Recourse Party with respect to the Support Agreement and the Purchase Agreement (to the extent provided pursuant to the Support Agreement).

“Order” means any order, judgment, complaint, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Ordinary Course of Business” means, with respect to the Company, the ordinary course of business consistent with the Company’s past practice.

“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Pandemic Response Laws” means the CARES Act, the Families First Act, the COVID-related Tax Relief Act of 2020, the Payroll Tax Executive Order, and any other similar or additional federal, state, local, or foreign Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Partnership Audit Procedures” means Subchapter C of Chapter 63 of the Code, as modified by Section 1011 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, any amended or successor version thereof, Treasury Regulations promulgated thereunder, official interpretations thereof, and notices or other administrative guidance related thereto.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“Per Share Buyer Stock Deemed Value” means, which is an amount (rounded to the nearest cent) equal to the 30-Trading Day volume weighted average price of one share of Buyer Stock as derived from Bloomberg.com as of the close of Nasdaq on December 17, 2024.

“Permitted Encumbrances” means: (a) statutory liens for Taxes (i) not yet due and payable or (ii) being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP as consistently applied by the Company for pre-Closing periods, (b) Encumbrances to secure obligations to landlords, lessors or renters under capital or operating leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (e) liens in favor of customs and revenue authorities arising as a matter of applicable Law to secure payments of customs duties in connection with the importation of goods, (f) non-exclusive licenses of Company-Owned Intellectual Property by the Company in the Ordinary Course of Business on its standard unmodified form of customer agreement (a copy of which has been provided to Buyer), (g) Encumbrances created by or through Buyer, zoning, entitlement and other similar land use regulations by any Governmental Entity; (h) Encumbrances arising under this Agreement; (i) any Encumbrances that are released or otherwise terminated at or prior to Closing; and (j) solely with respect to equity securities, Encumbrances or restrictions on transferability arising under any federal or state securities laws.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Post-Closing Consideration” means any Earnout Payment that becomes payable to Holdco pursuant to Section 1.4.

“Pre-Closing Taxes” means any and all Taxes (a) of Holdco or its beneficial owners for any Tax period, (b) of or payable by the Company (or for which it is otherwise liable), or with respect to the Business or assets or operations of the Company, in each case, relating or attributable to any Pre-Closing Tax Period, regardless of when due and payable, (c) of any member of an affiliated, consolidated, combined, unitary or other Tax group in which the Company (or any of its predecessor(s)) is or was a member of such group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation, (d) of any Person other than the Company imposed on the Company as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (e) that represent the Holdco’s share of Transfer Taxes pursuant to Section 6.3, and (f) arising in connection with any payment required pursuant to, or arising as a result of the transactions contemplated by this Agreement or any Related Agreement, including any Transaction Payroll Taxes.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or prior to the Closing Date, including the portion of any Straddle Tax Period ending on and including the Closing Date.

“Pro Rata Portion” means, with respect to each Holder, the pro rata portion as set forth on the Closing Spreadsheet. For the avoidance of doubt, the aggregate Pro Rata Portion of all Holders shall equal 100%.

“RWI Policy” means the representations and warranties insurance policy issued at the Closing.

“Related Agreements” means the Restrictive Covenant Agreements, the Escrow Agreement, the Lock-Up Agreements, the Support Agreement, the Mutual Termination Agreement, the Accredited Investor Questionnaires, and all other agreements and certificates entered into or delivered by Buyer, the Company, the Sellers, the Joinder Parties, or any of the Stock Recipients in connection with the Transactions.

“Representatives” means, with respect to a Person, such Person’s officers, managers, directors, Affiliates, stockholders, members or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Restricted Party” means (a) Holdco, (b) each Holder, (c) Mike Sarafa, (d) Saber Ammori, (e) Ayad Kashat, and (f) Adrian Shayota.

“SEC” means the United States Securities and Exchange Commission.

“Specified Matter” means the item listed on Schedule D.

“Stock Consideration” means the aggregate number of shares of Buyer Stock to be issued pursuant to this Agreement, which number will be equal to (rounded down to the nearest whole share) (a) $3,000,000, divided by (b) the Per Share Buyer Stock Deemed Value.

“Stock Recipient” means the individuals set forth on Schedule E.

“Store” means a franchised business operated by the Company under a Franchise Agreement with Buyer or an Affiliate of Buyer, which business offers hair care products and services to consumers under the Affiliate’s brand.

“Straddle Tax Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Support Agreement” means the support agreement between Buyer, Holdco, and each Joinder Party delivered concurrently with execution of this Agreement.

“Target Working Capital” means an amount equal to $362,500.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any and all federal, state, local, foreign or other income, gross receipts, sales, use, production, ad valorem, value added, export, transfer, franchise, registration, inventory, profits, license, intangibles, lease, service, service use, withholding, payroll, employment, unemployment, employee, disability, social security (or similar), estimated, excise, severance, margin, pension insurance contributions, environmental, natural resources, capital gains, capital stock, business, contributions, alternative or add-on minimum, escheat or abandoned or unclaimed property obligations, stamp, occupation, premium, property (including real and personal), real property gains, windfall profits, branch profits, net worth, or other taxes, fees, customs duties, levies, assessments or charges in the nature of taxes, (b) any Liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision under Law), as a result of transferee or successor liability, or by operation of Law, and (c) any Liability for the payments of any amounts as a result of being a party to any Contract or as a result of any obligation to indemnify any other Person with respect to payment of any amount of the type described in clause (a) or (b), and together with any interest, any penalties, any fines, additions to tax or additional amounts imposed by any Governmental Entity with respect to any amounts described in clauses (a) or (b) or this clause (c) (and any interest in respect of any such additions or penalties).

“Tax Authority” means any Governmental Entity that is responsible for the imposition, collection, or administration of any Tax.

“Tax Representation” means any representation or warranty in Section 3.7, and, to the extent they relate to Taxes, any representation or warranty in Section 3.11.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for refund or other document (including Treasury Form TD F 90-22.1 and FinCEN Form 114) or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedule thereto, amendment thereof or attachment thereto.

“Third-Party Expenses” means all fees and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by or on behalf of the Company (or for which is reimbursable by the Company) and the Sellers (and not paid or satisfied prior to Closing) in connection with the negotiation, consummation and/or effectuation of the terms and conditions of this Agreement and the Transactions, including, without limitation, (a) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Transactions; (b) the aggregate bonus, termination payments or other severance, change-in-control payments, or other payment in lieu of any previously promised but ungranted equity award or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) of the Company that become due and payable in whole or in part in connection with the consummation of the Transactions; (c) any Liability of the Company under deferred compensation plans, phantom equity plans, bonus or severance plans, or similar arrangements made payable in whole or in part as a result of the Transactions; (d) any Transaction Payroll Taxes; (e) 50% of the premium, underwriting fees, and other costs incurred in connection with the RWI Policy; and (f) the cost of the D&O Tail Policy.

“Total Consideration” means (i) an amount of cash equal to (a) $19,000,000, plus (b) the Closing Cash, minus (c) the Indebtedness, minus (d) the Third-Party Expenses, plus (e) the amount, if any, by which the Closing Working Capital is greater than the Target Working Capital, minus (f) the amount, if any, by which the Closing Working Capital is less than the Target Working Capital, plus (g) any Post-Closing Consideration; plus (h) the Stock Consideration.

“Trade Control Laws” means Laws governing economic sanctions, freezing of assets, import or export control; in each case as administered by any Governmental Entity of any jurisdiction where all or any portion of the Company’s business is conducted or to which the Company or any assets or properties of the Company are otherwise subject.

“Trading Day” means any day on which Nasdaq is open for trading.

“Transaction Payroll Taxes” means the employer portion of payroll, employment or similar Taxes incurred in connection with any bonus, severance or other termination payments payable in connection with the Transactions, change-in-control payments, payments in lieu of any previously promised but ungranted equity award or similar payment obligations or any other compensatory payment of Holdco or the Company made in connection with the Transactions, whether payable by Buyer, the Company or any of their Affiliates.

“WARN Act” means Worker Adjustment Retraining Notification Act of 1988, as amended.